UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

HEARTWARE LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual General Meeting 2008
Notice of Meeting and Information for Shareholders
HeartWare Limited
Level 57
MLC Centre
19-29 Martin Place
Sydney NSW 2000
Australia

Annual General Meeting information:

Date:	9 May 2008

Time:	10.30am AEST

Location:	Grant Thornton Level 17 383 Kent Street Sydney NSW 2000

NOTICE OF ANNUAL GENERAL MEETING
The third Annual General Meeting of Shareholders of HeartWare Limited (the Company or HeartWare) will be held at the offices of Grant Thornton, Level 17, 383 Kent Street, Sydney, NSW 2000 on 9 May 2008 commencing at 10.30am AEST. The purpose of the meeting is to transact the business referred to in this Notice of Annual General Meeting.
The Explanatory Memorandum that accompanies and forms part of this Notice of Annual General Meeting provides information in relation to each of the matters to be considered and contains a glossary of defined terms.
This Notice of Annual General Meeting and Explanatory Memorandum should be read in their entirety. If Shareholders are in doubt as to how they should vote, they should seek advice from their accountant, solicitor or other professional adviser prior to voting.
The Company intends to mail this Notice of Annual General Meeting, together with the enclosed Explanatory Memorandum, Proxy Form and Annual Report, to Shareholders on or about April 11, 2008. In order to comply with the rules of the U.S. Securities and Exchange Commission (the SEC), a copy of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC is also enclosed.
The Annual General Meeting will be live webcast and may be accessed via the homepage of the Company’s website (www.heartware.com.au) on the day of the Annual General Meeting.
The business of the Annual General Meeting is as follows:
Ordinary Business
Receipt of Annual Report, Financial Statements, Directors’ and Audit Reports
“To receive and consider the Annual Report, Financial Statements of the Company and its controlled entities, together with the Directors’ Report and the Audit Report for the reporting period ended 31 December 2007.”
Note: This item of business is for discussion and is not a resolution.
Resolution 1 — Adoption of the Remuneration Report
To consider and, if thought fit, to pass the following resolution as an ordinary resolution:
“That the Remuneration Report (which forms part of the Directors’ Report) for the reporting period ended 31 December 2007 be approved and adopted.”
Note: In accordance with section 250R of the Corporations Act, the vote on Resolution 1 will be advisory only and will not bind the Directors or the Company.

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Resolution 2 — Re-election of Dr. Christine Bennett as a Non-Executive Director
To consider and, if thought fit, to pass the following resolution as an ordinary resolution:
“That Dr. Christine Bennett, who retires by rotation in accordance with the Company’s Constitution, and being eligible offers herself for re-election as a Director, be re-elected as a Non-Executive Director.”
Resolution 3 — Re-election of Mr. Robert Thomas as a Non-Executive Director
To consider and, if thought fit, to pass the following resolution as an ordinary resolution:
“That Mr. Robert Thomas, who retires by rotation in accordance with the Company’s Constitution, and being eligible offers himself for re-election as a Director, be re-elected as a Non-Executive Director.”
Special Business
Resolution 4 — Grant of Performance Rights to Mr. Douglas Godshall, Chief Executive Officer
To consider and, if thought fit, to pass the following resolution as an ordinary resolution:
“That, for all purposes including for the purposes of ASX Listing Rule 10.14, the grant of 1,100,000 Performance Rights to Mr. Douglas Godshall, pursuant to the HeartWare Performance Rights Plan on the terms set out in the attached Explanatory Memorandum accompanying this Notice of Annual General Meeting, be approved.”
Notes
Voting Entitlement
For the purposes of determining voting entitlements at the Annual General Meeting, Shares will be taken to be held by the persons who are registered as holding the Shares at 7.00 p.m. (AEST) on Wednesday, 7 May 2008 (the Entitlement Time) (also commonly known as the “record date”). Accordingly, only those persons registered as holders of Shares at the Entitlement Time will be entitled to attend and vote at the Annual General Meeting.
As at March 25, 2008, being the latest practicable date prior to despatch of this Notice of Annual General Meeting, there were 248,100,277 shares outstanding and entitled to vote at the Annual General Meeting. The Company will announce the number of shares outstanding and entitled to vote at the Annual General Meeting as at the Entitlement Time on 7 May 2008.

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Proxy Instructions
1.	The Proxy Form is enclosed with this Notice of Annual General Meeting. Replacement Proxy Forms may be obtained by Shareholders from the Company’s share registry, whose contact details are:

Registries Limited

Office Address:	Level 7, 207 Kent Street, Sydney NSW, Australia

Telephone:	+61 2 9290 9600
2.
A Shareholder entitled to attend and vote at a general meeting may appoint not more than two proxies to attend such meeting and vote on behalf of the Shareholder. A proxy need not be a Shareholder. Where more than one proxy is appointed, each proxy may be appointed to represent a specified proportion or number of the Shareholder’s votes. If no such proportion is specified, each proxy may exercise half of the Shareholder’s votes. Fractions of votes will be disregarded.

3.
A proxy form must be signed by a Shareholder (or its attorney) and does not need to be witnessed. If the Shareholder is a corporation, the proxy form must be executed in accordance with that corporation’s constitution or by a duly authorised attorney. If a Share is held jointly a proxy form should be signed by all of the joint holders.

4.
The proxy form and any power of attorney or other authority (if any) under which it is signed (or a certified copy) must be received by the Company’s share registry, Registries Limited, by 10.30am AEST on Wednesday, 7 May 2008 (being 48 hours before the time for holding the meeting), at:

Hand deliveries:	Level 7
20 Kent Street
Sydney NSW 2000

Postal address:	PO Box R67
Royal Exchange
Sydney NSW 1223

Fax number:	+61 2 9279 0664
Proxies received after that time will not be effective for the scheduled meeting.
5.
A proxy may decide whether to vote on a Resolution, except where the proxy is required by law or the Company’s Constitution to vote or abstain from voting, in their capacity as a proxy. If a proxy is directed how to vote on a Resolution, the proxy may vote on that item only in accordance with that direction. If a proxy is not directed how to vote on an item of business, a proxy may vote as he or she thinks fit. If a Shareholder appoints two proxies and the appointments specify different ways to vote on a Resolution, neither may vote on a show of hands. If a Shareholder marks the Abstain box on the proxy form for a particular Resolution, the proxy is directed not to vote on the Shareholder’s behalf on a show of hands or on a poll and the Shareholder’s votes will not be counted in computing the required majority on a poll.

6.	The Chairman of the Annual General Meeting intends to vote all valid undirected proxies which he receives in favour of all Resolutions at the Annual General Meeting.

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7.
A Shareholder may revoke its, his or her proxy by (1) filing with the Company, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation or a duly executed Proxy Form appointing a new proxy, in either case dated later than the prior Proxy Form relating to the same Shares, or (2) attending the Annual General Meeting and voting in person (although attendance at the Annual General Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent Proxy Form must be received by the Company prior to the taking of the vote at the Annual General Meeting. Such written notice of revocation or subsequent Proxy Form should be delivered to Registries Limited at the address referred to at 4 above.

Proxy Solicitation
This solicitation of proxies is being made by the Company through the mail. The cost of this solicitation will be borne by the Company.
Shareholder Proposal
Shareholders may give notice to the Company of a resolution that they propose to move at a general meeting provided that:
•	such Shareholders hold at least 5% of the votes that may be cast on the resolution; or
•	at least 100 Shareholders who are entitled to vote at a general meeting propose the resolution.
The notice must be in writing, set out the wording of the proposed resolution and be signed by the shareholders proposing to move the resolution.
In accordance with the Corporations Act, if the Company receives notice of a resolution from Shareholders (in accordance with the procedure set out above), the resolution will be considered at the next general meeting that occurs more than 2 months after the notice is given.
By Order of the Board
David McIntyre
Company Secretary
March 25, 2008

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EXPLANATORY MEMORANDUM
This Explanatory Memorandum has been prepared for the information of Shareholders in connection with the third Annual General Meeting of Shareholders of the Company to be held at the offices of Grant Thornton, Level 17, 383 Kent Street, Sydney NSW 2000 on 9 May 2008 commencing at 10.30am AEST.
This Explanatory Memorandum should be read in conjunction with the accompanying Notice of Annual General Meeting. A glossary of defined terms is contained at the end of this Explanatory Memorandum.
The Directors unanimously recommend that Shareholders vote in favour of Resolution 1.
All Directors, other than Dr. Christine Bennett, recommend that Shareholders vote in favour of Resolution 2. Christine Bennett abstains from making a recommendation due to her personal interest in Resolution 2.
All Directors, other than Mr. Robert Thomas, recommend that Shareholders vote in favour of Resolution 3. Robert Thomas abstains from making a recommendation due to his personal interest in Resolution 3.
All Directors, other than Mr. Douglas Godshall, recommend that Shareholders vote in favour of Resolution 4. Douglas Godshall abstains from making a recommendation due to his personal interest in Resolution 4.
Ordinary Business
Receipt of Annual Report, Financial Statements, Directors’ and Audit Reports
HeartWare’s Constitution and the Corporations Act require the Financial Report, the Directors’ Report, the Directors’ Declaration and the Audit Report to be received and considered at the Annual General Meeting. Each of the reports and the declaration are contained in the 2007 Annual Report which accompanies this Notice of Annual General Meeting.
During this item of business, the Shareholders present at the Annual General Meeting will be given reasonable opportunity to ask questions about, and make comments on, those reports and the business and management of HeartWare.
Shareholders will also be given a reasonable opportunity to ask a representative of HeartWare’s auditor questions relevant to the conduct of the audit, the preparation and content of the Audit Report, the accounting policies adopted by HeartWare in relation to the preparation of the financial statements or the independence of the auditor in relation to the conduct of the audit.
Resolution 1 — Adoption of the Remuneration Report
The Corporations Act requires the Company to include in the Directors’ Report a detailed Remuneration Report setting out certain prescribed information relating to directors’ and executives’ remuneration, and submit this for adoption by resolution of the Shareholders at the Annual General Meeting. The Remuneration Report is set out in the 2007 Annual Report which accompanies this Notice of Annual General Meeting and discusses matters including (but not limited to):
•	Board policies for determining the remuneration of Directors and executives; and
•	certain remuneration details of the Directors and executives of the Company.
Shareholders are asked to adopt the Remuneration Report. The Shareholder vote is for advisory purposes only and does not bind the Directors or the Company.
Resolution 2 — Re-election of Dr. Christine Bennett as a Non-Executive Director
Under clause 26.6 of HeartWare’s Constitution, at each Annual General Meeting of the Company one-third of the Directors are subject to retirement by rotation (or, if the number of Directors is not a multiple of three then the number nearest to but not exceeding one-third of the Directors must retire from office as Directors), and such Directors, being eligible, are entitled to offer themselves for re-election as a Director at the Annual General Meeting which coincides with his or her retirement.

At this Annual General Meeting, Dr. Bennett automatically retires and, being eligible, offers herself for re-election as a Director. Dr. Bennett has been a Director since December 2004 and is the Chairperson of the Company’s Audit & Compliance Committee as well as a member of the Nomination & Remuneration Committee. Details of Dr. Bennett’s professional qualifications are set out below and are also included in the Annual Report.
In May 2006, Dr. Bennett was appointed as Group Executive, Health and Financial Solutions and Chief Medical Officer of MBF Australia Limited, Australia’s second largest national health insurer. Prior thereto, Dr. Bennett held the position of Chief Executive Officer and Managing Director of Research Australia, a national body of Australian organizations and companies that are committed to making health and medical research a higher national priority in Australia and globally, from September 2002 to May 2006. Dr. Bennett has also been the Chief Executive Officer and Managing Director of Total Healthcare Enterprises Limited from September 2001 to August 2002, a partner of KPMG Australia in the health and life sciences area from May 2000 to September 2001 and Chief Executive Officer of Westmead Hospital and Health Service in Sydney from May 1997 to May 2000. Dr. Bennett has over twenty years experience in the Australian health sector in senior executive, strategic and clinical roles. Specifically, Dr. Bennett brings substantial experience as a specialist clinician, strategist and planner and chief executive in both the public and private sectors. Dr. Bennett holds a Bachelor of Medicine and Surgery (from the University of Sydney, Australia), Master of Paediatrics (from the University of New South Wales, Australia) and is a Fellow of the Royal Australasian College of Physicians.
On 25 February 2008, Dr. Bennett was appointed as Chair of the Australian Government’s National Health and Hospitals Reform Commission (“NHHRC”). The NHHRC is charged with undertaking a review of the Australian health system and making recommendations for reform therein.
If re-elected, Dr. Bennett will be re-appointed to both the Audit & Compliance Committee and the Nomination & Remuneration Committee.
Resolution 3 — Re-election of Mr. Robert Thomas as a Non-Executive Director
As outlined in respect of Resolution 2, clause 26.6 of HeartWare’s Constitution requires one-third of the Company’s Directors to retire by rotation.
At this Annual General Meeting, Mr. Thomas automatically retires and, being eligible, offers himself for re-election. Mr. Thomas has been a Director and Non-Executive Chairman since November 2004. Mr. Thomas is a member of the Company’s Audit & Compliance Committee, Nomination & Remuneration Committee and Continuous Disclosure Committee.
Since October 2004, Mr. Thomas has been a consultant to Citigroup Corporate and Investment Bank. He is also currently a director of a number of Australian public companies, including Virgin Blue Holdings Limited and Tower Australia Limited. Between March 2003 and September 2004, Mr. Thomas was the Chairman, Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited. Mr. Thomas was previously CEO of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia. He is a Master Stockbroker and has also been a member of the Securities Institute of Australia for almost four decades and a Fellow for a decade.
If re-elected, Mr Thomas will be re-appointed as Non-Executive Chairman and re-appointed to the Audit & Compliance Committee, the Nomination & Remuneration Committee and Continuous Disclosure Committee.
Special Business
Resolution 4 — Grant of Performance Rights to Mr. Douglas Godshall, CEO
ASX Listing Rule 10.14 provides that a company must not permit a director to acquire securities under an employee incentive scheme without the prior approval of holders of ordinary securities. Accordingly, Shareholder approval is sought for the purposes of ASX Listing Rule 10.14 and for all other purposes for the grant of 1,100,000 Performance Rights in the Company to Mr. Godshall, (Chief Executive Officer of the Company) pursuant to the HeartWare Performance Rights Plan.

By way of background, the HeartWare Performance Rights Plan was adopted by the Company in 2007. The purpose of the implementation of the HeartWare Performance Rights Plan and the issue of Performance Rights under that plan is to provide eligible participants with an opportunity to share in the growth of the Company and to assist the Company and its subsidiaries in retaining and attracting highly skilled and experienced employees.
The principal terms of the Performance Rights granted to Douglas Godshall are as follows:
(a)	Grant price — there is no consideration payable for the grant of a Performance Right;

(b)	Exercise price — there is no consideration payable for the exercise of a Performance Right;

(c)
Performance hurdles - the Performance Rights are not exercisable unless the performance hurdles have been achieved. The Performance Rights vest in four equal tranches contingent upon the achievement of certain performance hurdles as follows:

•	vesting of the first tranche, occurs on the last to occur of:
(i)	the first anniversary of the grant date;

(ii)	the Company receiving CE mark in Europe;

(iii)	the Company filing its application for Therapeutic Goods Association approval in Australia; and

(iv)	the commencement of the Company’s Bridge-to-Transplant trial in the United States;
•	vesting of the second tranche, occurs on the last to occur of:
(i)	the second anniversary of the grant date; and

(ii)	the completion of enrolment under the Company’s Bridge-to-Transplant trial in the United States;
•	vesting of the third tranche, occurs on the last to occur of the third anniversary of:
(i)	the grant date;

(ii)	the Company filing an application for Pre-Market Approval with the United States Food and Drug Administration as a Bridge-to-Transplant therapy; and

(iii)	the completion of enrolment under the Company’s Destination Therapy clinical trial in the United States; and
•	vesting of the fourth tranche, occurs on the last to occur of the fourth anniversary of:
(i)	the grant date; and

(ii)	the Company completing a human feasibility study for its next generation device, the MVAD;
(d)	Lapsing of Performance Rights - the Performance Rights will lapse if they have not vested within 5 years of the grant date; and

(e)
Continuation of employment - if Mr. Godshall ceases to be employed by the Company (or any of it subsidiaries), any Performance Rights that have not vested will (other than in the case of his death, disability or retrenchment, or the occurrence of a Change of Control Event) automatically lapse on the date that Mr. Douglas Godshall ceases to be so employed and will not be exercisable.

As required by ASX Listing Rule 10.15A, the Company discloses the following:
•	Mr. Godshall is a Director and the Chief Executive Officer of the Company;
•
the maximum number of Performance Rights which may be granted to Mr. Godshall is 1,100,000, each of which will entitle Mr. Godshall to subscribe for one Share in the Company, subject to the achievement of the performance hurdles as set out above;

•	no Directors or any of their Associates have received securities under the HeartWare Performance Rights Plan to date;
•	no person falling within Listing Rule 10.14, other than Mr. Godshall, will be entitled to participate in the HeartWare Performance Rights Plan; and
•	no loan will be made by the Company in connection with the acquisition of Performance Rights by Mr. Godshall.
Details of any securities issued under the HeartWare Performance Rights Plan will be published in the Annual Report of the Company relating to the period in which securities have been issued together with a statement that approval for the issue of securities was obtained under ASX Listing Rule 10.14.
Any additional persons who become entitled to participate in the HeartWare Performance Rights Plan after Resolution 4 is approved and who were not named in this Notice of Annual General Meeting will not participate until approval is obtained under ASX Listing Rule 10.14.
If approval is obtained, the Performance Rights will be issued to Douglas Godshall as soon as practicable after the Annual General Meeting, and in any case, no later than 3 years after the Annual General Meeting.
Voting exclusion statement:
The Company will disregard any votes cast on Resolution 4 by:
•	Mr. Godshall; and
•	any Associate of Mr. Godshall.
However, the Company need not disregard a vote if:
•	it is cast by a person as a proxy for a person who is entitled to vote, in accordance with the direction on the proxy form; or
•	it is cast by the person chairing the meeting as a proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Approval of a Resolution
Each of the Resolutions referred to in the Notice of Annual General Meeting shall be determined by a majority vote. Every Shareholder of the Company having a Share in the Company as at the Entitlement Time is entitled to one vote on a show of hands and one vote per Share on a poll. Shareholders do not have cumulative voting rights. Where a Share is jointly held and more than one joint holder votes in respect of that Share, of the joint holders present only the vote of the joint holder whose name appears first on the Company’s register of Shareholders will be counted. When a vote on a show of hands occurs:
1.	each Shareholder present in person or by representative has one vote (unless they are excluded from voting) and each proxy has one vote;

2.	the number of Shares are not counted; and

3.	a majority on a show of hands will carry the relevant Resolution.
Unless a poll is demanded, a declaration by the Chairman that a Resolution has on a show of hands been carried, carried unanimously, carried by a particular majority or lost is, conclusive evidence of the fact.
If a poll is demanded, it may be taken in the manner and at the time and place (or places) as the Chairman directs.
Directors, Executive Officers and Corporate Governance
Our directors and executive officers and their respective ages are as follows:

Name	Age	Position (1)
DIRECTORS:
Mr. Robert Thomas	62	Chairman, Non-Executive Director
Dr. Seth Harrison	47	Deputy Chairman, Non-Executive Director
Mr. Douglas Godshall	43	Executive Director, Chief Executive Officer
Dr. Christine Bennett	52	Non-Executive Director
Dr. Denis Wade, AM	70	Non-Executive Director
Mr. Robert Stockman	54	Non-Executive Director

EXECUTIVES:
Mr. Douglas Godshall	43	Managing Director, Chief Executive Officer
Mr. David McIntyre	37	Chief Financial Officer, Company Secretary
Mr. Dozier Rowe	55	Chief Operating Officer
Mr. Jeffrey LaRose	46	Chief Scientific Officer
Mr. James Schuermann	39	Vice President, Sales and Marketing
Mr. Barry Yomtov	52	Vice President, Engineering
Ms. Jennifer Foley	49	Vice President, Clinical and Regulatory Affairs
Mr. Ramon Paz	50	Vice President, Quality Assurance

(1)
We use the term “Executive Director” with respect to Mr. Godshall to identify him as a member of our Board of Directors who is also an employee of the Company; the term “Managing Director” with respect to Mr. Godshall is a job title given to him by the Company.

Biographical Summaries
Mr. Robert Thomas. Mr. Thomas has been our director and non-executive chairman since November 2004. Since October 2004, Mr. Thomas has been a consultant to Citigroup Corporate and Investment Bank. He is also currently a director of a number of Australian public companies, including Virgin Blue Holdings Limited and Tower Australia Limited. Between March 2003 and September 2004, Mr. Thomas was the Chairman, Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited. Prior thereto, Mr. Thomas was CEO of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia. He is a Master Stockbroker and has also been a member of the Securities Institute of Australia for almost four decades and a Fellow for a decade.
Dr. Seth Harrison. Dr. Harrison has been a director and deputy chairman and non-executive director since November 2004 and was Chief Executive Officer of HeartWare, Inc. from July 2003 through November 2004. Since September 1999, Dr. Harrison has been Managing General Partner of Apple Tree Partners I, L.P., an early stage life sciences venture capital firm, which is our major shareholder. Prior to September 1999, he held senior executive positions with Oak Investment Partners, Sevin Rosen Funds and Nazem & Company. Dr. Harrison received a Bachelor of Arts from Princeton University. He received his medical degree and a Masters of Business Administration from Columbia University and completed a surgery internship at Columbia Presbyterian Hospital in New York. He serves on the board of and chairs the Finance Committee of the International Partnership for Microbicides, a Rockefeller Foundation/Gates Foundation-sponsored public-private partnership engaged in the development of anti-HIV microbicides. Dr. Harrison is also a member of the Board of Trustees of the New York Studio School for Drawing, Painting and Sculpture.
Mr. Douglas Godshall. Mr. Godshall has been Chief Executive Officer since September 2006 and became a director in October 2006. Prior to joining HeartWare, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee and since January 2005, as President, Vascular Surgery. Prior thereto, Mr. Godshall spent 5 years as Vice President, Business Development, at Boston Scientific, where he was focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University in Boston, Massachusetts.
Mr. Robert Stockman. Mr. Stockman has been a director since December 2006. Since 1999, Mr. Stockman has been the President and CEO of Group Outcome LLC, a U.S.-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. He is also the co-founder and Chairman of REVA Medical, Inc, an interventional coronary medical device company. Prior to establishing Group Outcome LLC, Mr. Stockman spent eighteen years with Johnston Associates and Narragansett Capital Corporation, where he focused on venture capital investments in healthcare. Mr. Stockman holds a Bachelors Degree from Harvard College and a Master in Business Administration from The Tuck School at Dartmouth College.
Dr. Denis Wade, AM. Dr. Wade has been a director since December 2004. From 1998 until his retirement in 2003, Dr. Wade was Managing Director of Johnson & Johnson Research Pty Ltd, a research arm of Johnson & Johnson. Dr. Wade is the former Foundation Professor of Clinical Pharmacology at the University of New South Wales in Australia. Dr. Wade also serves on industry bodies in Australia, is a former President of the Australian Society of Clinical and Experimental Pharmacology and has held senior positions in the International Union of Pharmacology, serving as Chairman of the Clinical Pharmacology Section. Dr. Wade holds a Bachelor degree in Medicine and Surgery from the University of New South Wales (Australia) and a Doctorate in Philosophy from Oxford (in the United Kingdom). He was awarded an Honorary Doctorate in Science from the University of New South Wales. He is a Fellow of the Royal Australasian College of Physicians, the Australian Institute of Company Directors and the Australian Academy of Technological Sciences and Engineering.

Dr. Christine Bennett. Dr. Bennett has been a director since December 2004. In May 2006, Dr. Bennett was appointed as Group Executive, Health and Financial Solutions and Chief Medical Officer of MBF Australia Limited, Australia’s second largest national health insurer. Prior thereto, Dr. Bennett held the position of Chief Executive Officer and Managing Director of Research Australia, a national body of Australian organizations and companies that are committed to making health and medical research a higher national priority in Australia and globally, from September 2002 to May 2006. Dr. Bennett has also been the Chief Executive Officer and Managing Director of Total Healthcare Enterprises Limited from September 2001 to August 2002, a partner of KPMG Australia in the health and life sciences area from May 2000 to September 2001 and Chief Executive Officer of Westmead Hospital and Health Service in Sydney from May 1997 to May 2000. Dr. Bennett has over twenty years experience in the Australian health sector in senior executive, strategic and clinical roles. Specifically, Dr. Bennett brings substantial experience as a specialist clinician, strategist and planner and chief executive in both the public and private sectors. Dr. Bennett holds a Bachelor of Medicine and Surgery (from the University of Sydney, Australia), Master of Paediatrics (from the University of New South Wales, Australia) and is a Fellow of the Royal Australasian College of Physicians.
Mr. David McIntyre. Mr. McIntyre has been our Chief Financial Officer and Company Secretary since February 2005. From November 2003 to February 2005, Mr. McIntyre was Chief Financial Officer and General Counsel with Unilife Medical Solutions Limited. Mr. McIntyre was also in private practice as a senior attorney with KPMG Legal from May 2003 to October 2003 and Legal and Business Affairs Manager with Bulldogs League Club Limited from November 2001 to April 2003 and, prior thereto, he was a senior attorney in private practice specializing in corporate, mergers and acquisitions and capital markets with Baker & McKenzie. Mr. McIntyre has also held senior financial reporting roles in multinational companies, among them Coal & Allied Limited, an ASX-listed subsidiary of the Rio Tinto group of companies. Mr. McIntyre holds a Bachelor of Economics (in Accounting) from the University of Sydney (in Australia) as well as a Bachelor of Law from the University of Technology, Sydney (in Australia). He is a Certified Practising Accountant (CPA), is admitted as a Legal Practitioner of the Supreme Court of New South Wales (in Australia) and is a member of the Law Society of New South Wales.
Mr. Dozier Rowe. Mr. Rowe joined HeartWare in April 2006 as our Chief Operating Officer. Prior to joining us, Mr. Rowe was the President / Managing Director of D. Rowe Consulting, Inc., a manufacturing consulting company, from March 2005 to April 2006. Prior to this Mr. Rowe had over 25 years of experience in the medical device, pharmaceutical and diagnostic industry, having held senior positions at Boston Scientific Corporation between September 1998 and December 2004, including the positions of Vice President / General Manager Miami Operations from April 2002 to December 2004 and Vice President Fremont Operations from October 2001 to April 2002. Mr. Rowe has also held various other senior roles with Telectronics, Inc. and Baxter Healthcare Corporation.
Mr. Jeffrey LaRose. Mr. LaRose is our Chief Scientific Officer and has been with the Company since its inception. Prior to joining HeartWare, since April 1999, he was involved in the development of HeartWare’s technology through his employment with Kriton Medical, which the Company acquired in 2003. He is responsible for all aspects of the design and physiological controls for HeartWare’s left ventricular assist device, the HeartWare LVAD System. Mr. LaRose also leads the development of our miniaturization technology and has twenty years of experience in hydraulic technology development including roles with AEA Technology Engineering Software and Babcock and Wilcox. He holds a Master of Science in Mechanical Engineering from the University of Akron, Ohio.
Mr. James Schuermann. Mr. Schuermann joined HeartWare in September 2007. He has overall responsibility for HeartWare’s sales and marketing activities across all markets. Jim has over 15 years sales and marketing experience in the medical device arena. Prior to joining HeartWare, he spent nine years in sales and marketing at Boston Scientific Corporation. Over this time he progressed from sales through product management until being appointed Director of Marketing in 2005. With 5 direct reports and a broader team of over 150 product managers and salespeople, Jim led the marketing activities for a US$280M worldwide business which emerged as one of the strongest in the company. Before joining Boston Scientific, he spent 5 years in medical sales and sales management at Sherwood Davis & Geck. Mr. Schuermann received his undergraduate degree in marketing from Kelley School of Business, Indiana University, Bloomington, and his MBA from Ageno School of Business, Golden Gate University, San Francisco.
Mr. Barry Yomtov. Mr. Yomtov joined HeartWare in July 2006 as Vice President, Product Development and is responsible for the design and development of new products. He has over twenty-eight years experience in the medical device industry specializing in Class III implantable medical devices. Prior to joining HeartWare, Mr. Yomtov held senior management positions as follows: Director, Engineering at Massachusetts Eye and Ear Infirmary from January 2005 to July 2006 and Director, Engineering at MicroCHIPS, Inc. from October 2001 to October 2004. Prior thereto, Mr. Yomtov was Director, Systems Integration at Abiomed, Inc. In addition, from 1978 to 1988 Mr. Yomtov held various positions in the design of pacemakers, neuro-stimulators and defibrillators at Cordis Corporation. Mr. Yomtov holds a Masters of Engineering in Biomedical Engineering from Rensselaer Polytechnic Institute. He has nine patents issued, 2 patents pending and ten publications in the field of medical devices.

Ms. Jennifer Foley. Ms. Foley joined HeartWare in January 2007 as Vice President, Clinical & Regulatory Affairs. Ms. Foley has more than twenty years of experience in clinical trial management and regulatory activities. Prior to joining HeartWare, Ms. Foley was Vice-President, Clinical Sciences, Clinical Program Management and Operations at Boston Scientific from February 2002 to December 2006. Prior thereto, Ms. Foley was Senior Director, Clinical Affairs at The Medicines Company from July 2000 to February 2002. Ms. Foley also spent 5 years in various leadership positions at Parexel International Corporation, one of the world’s largest contract research organizations, from July 1995 to July 2000. Before that, Ms. Foley was Clinical Program Manager at GlaxoSmithKline from April 1991 to June 1995. Ms. Foley holds a Masters of Business Administration from Boston University.
Mr. Ramon Augusto Paz. Mr. Paz joined HeartWare as Director of Quality Assurance in October 2004 and was promoted to Vice President, Quality Assurance in July 2007. He has primary responsibility for establishing and managing the company’s Quality Management System. Mr. Paz has over 23 years of multifunctional experience in the medical device industry across Quality, Manufacturing, Engineering, Regulatory and Clinical organizations. He began his career with Cordis Corporation, where he spent 15 years in a range of progressively more senior positions across the Quality, Manufacturing and Product Development groups. In 1998 Ramon joined World Medical, a start-up company which was later acquired by MedtronicAVE, where he was Head of Quality, with expanded responsibility for managing the regulatory and clinical groups responsible for the clinical study of the TALENT stent graft.
Compliance With Section 16(a) of the Exchange Act
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
Based solely upon information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that all SEC filings of our directors, executive officers beneficial owners of greater than ten percent complied with Section 16 of the Exchange Act, except that Mr. Schuermann was late 75 days in his Form 3 filing and Mr. Paz was late 135 and 6 days in a Form 3 and Form 4 filing, respectively.
CORPORATE GOVERNANCE
We are committed to developing, promoting and maintaining a strong culture of good corporate governance and ethical conduct. Copies of the Company’s various codes, policies and charters relating to our corporate governance are available from the corporate governance section of our website at www.heartware.com.
Director Independence
Our Board of Directors presently comprises six directors. Mr. Thomas, Dr. Wade, Dr. Bennett and Mr. Stockman are, and Dr. Harrison and Mr. Godshall are not, independent directors within the meaning of the NASDAQ listing standards, which we use to determine whether our directors are independent.
Board Meetings and Committees
Our Board of Directors has an Audit & Compliance Committee (the “Audit Committee”) and a Nomination & Remuneration Committee (the “Compensation Committee”). During the year ended December 31, 2007, the Board held 9 meetings, the Audit Committee held 5 meetings, and the Compensation Committee held 1 meeting. All directors attended more than 90% of the meetings of the Board, the Audit Committee and the Compensation Committee on which they are members, and none of them attended fewer than 75% of such meetings. We do not have a formal policy regarding directors’ attendance at our annual meeting of shareholders, however, four of our then-current six directors attended our last annual meeting of shareholders.

The number of meetings attended by each of the directors during the fiscal year ended December 31, 2007 is as follows:

						Committee Meetings
				Non-Executive		Audit &			Nomination &
	Directors'			Directors'		Compliance			Remuneration
	Meeting			Meeting		Committee			Committee
	A		B	A	B	A		B	A		B
Mr. Rob Thomas	9	#	8	—	—	5		5	1	#	1
Dr. Seth Harrison	9		8	—	—	*		*	1		1
Dr. Denis Wade	9		9	—	—	5		5	1		1
DrChristine Bennett	9		8	—	—	5	#	5	1		1
Mr. Doug Godshall	9		9	*	*	*		*	*		*
Mr. Bob Stockman	9		8	—	—	*		*	*		*

A	— Number of meetings held during the time the director held office during the year.

B	— Number of meetings attended.

*	— Not a member of the relevant committee.

#	— Designates the Chair of the relevant committee.
Continuous Disclosure Committee
In addition to the Audit Committee and the Compensation Committee, our Board also has a Continuous Disclosure Committee, which currently comprises the Chairman and Deputy Chairman of our Board and our Chief Executive Officer. Our Chief Financial Officer acts as convenor for the Continuous Disclosure Committee. The Continuous Disclosure Committee has been established by the Board as a committee to be responsible for ensuring full compliance with the Company’s policy in this regard, particularly in relation to the continuous disclosure obligations set out in the ASX Listing Rules and the Corporations Act. A copy of the Continuous Disclosure Policy is available on our website at www.heartware.com.
Audit & Compliance Committee (the “Audit Committee”)
The Audit Committee of the Board of Directors provides oversight to our accounting and financial reporting processes and audits of our financial statements. The Audit Committee appoints our independent auditors, evaluates their qualifications, independence and performance, and reviews their reports and other services. The Audit Committee is governed by a written charter approved by our Board of Directors, a copy of which is available on our website at www.heartware.com.
The Audit Committee is comprised of Dr. Bennett (Chairman), Mr. Thomas and Dr. Wade, all of whom are independent directors within the meaning of the NASDAQ listing standards. Our Board of Director currently does not have an “audit committee financial expert” as defined under the SEC rules, however, the Company is actively seeking a non-executive director with the requisite skill set who could fulfill this role.
Audit Committee Report
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for our internal controls, the financial reporting process and the preparation of our consolidated financial statements. Our Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton, the Company’s Independent Registered Public Accounting Firm, on at least a quarterly basis. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in Australia and the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee meets with management and the Independent Registered Public Accounting Firm together and individually, as required, at each meeting. The Audit Committee discussed with the Independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.
During 2007, the Audit Committee reviewed management’s documentation for maintaining adequate internal controls over financial reporting to meet continuing compliance requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Based upon its assessment, management concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective.
In addition, the Audit Committee has discussed with the Independent Registered Public Accounting Firm the accountants’ independence from the Company and its management, and has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the 2007 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Dr. Bennett (Chair)
Mr. Thomas
Dr. Wade
Nomination & Remuneration Committee
The Nomination & Remuneration Committee (“Compensation Committee”) oversees the process of nominating candidates for the Board of Directors and remuneration arrangements. The Compensation Committee presently consists of four directors, namely Mr. Thomas (Chairman), Dr. Harrison, Dr. Wade and Dr. Bennett. Other than Dr. Harrison, the Compensation Committee members are independent directors within the meaning of the NASDAQ listing standards.
The Compensation Committee is governed by a written charter approved by our Board of Directors, a copy of which is available on our website at www.heartware.com.
Members of the Board of Directors are elected to three year terms. The Company requires that one-third of the Board of Directors retire each year. However, the Company does not employ term limits and retired directors can be immediately re-elected if approved by a vote of shareholders at the annual meeting. The Compensation Committee does not have a policy with regard to consideration of candidates to become new members of the Board of Directors. In general, the Compensation Committee considers recommendations by Directors, Executives of the Company, shareholders and other interested parties. The committee reviews a candidate’s relevant experience and skills in conjunction with skills sought by the Board at that time. The Nomination and Remuneration Committee then makes a recommendation to the Board. The Board may make an interim appointment. If any member is appointed by the Board during the year, they are required to stand for re-election at the annual meeting for approval by shareholder vote.

The Compensation Committee advises the Board on compensation policies and practices generally. In addition, the Compensation Committee makes specific recommendations on compensation packages and other terms of employment for HeartWare’s senior executives and non-executive directors and considers recommendations from senior management regarding amendments to existing employee entitlements. In order for the Compensation Committee to make recommendations to the Board of Directors regarding compensation and incentive packages, the Compensation Committee requests that senior management obtain information on behalf of the Compensation Committee in order to assist the Compensation Committee with its decision-making. The Board considers the recommendations of the Compensation Committee and makes the final determination of compensation.
Code of Conduct
The Company has adopted a Code of Conduct that is designed to convey the obligations and standards of behavior expected of the Chief Executive Officer, the Chief Financial Officer and other employees. It is also designed to help staff resolve any ethical issues that may arise during the course of their duties.
The Company also adopted a “Complaint Procedures for Accounting and Audit Matters”. This policy established procedures that operate in addition to the Code of Conduct and which are primarily focused on dealing with employee complaints concerning any questionable accounting or auditing matters. These policies operate in addition to the Company’s Operational Policies, Employee Handbook and other corporate policies such as the Risk Management Policy, Securities Trading Policy and Continuous Disclosure Policy.
The Board acknowledges that ethical conduct, together with responsible decision-making, is a matter of concerted diligence and effective promotion of the relevant principles by all employees, particularly senior executives. The establishment of the above policies reflects the Company’s commitment in this regard and is, in simple terms, designed to ensure that a suitable framework is established whereby employees are promoted to observe the letter and spirit of the law, adhere to high standards of business conduct and comply with best practice.
A copy of the Code of Conduct is available on the corporate governance page of the Company’s website at www.heartware.com.
Shareholder Communications with the Board of Directors
Our Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The chairman of our Audit Committee will be primarily responsible for monitoring communications from shareholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.
Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the Audit Committee considers to be important for the directors to know.
Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to chairman of the Audit Committee at our principal executive offices.

Executive Compensation
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Role of the Compensation Committee
Our named executive officer compensation program is overseen and administered by the Nomination and Remuneration Committee (“Compensation Committee”) of the Board of Directors. The members of the Compensation Committee are Mr. Thomas (Chairman), Dr. Harrison, Dr. Wade and Dr. Bennett.
The Compensation Committee advises the Board on compensation policies and practices generally. In addition, the Compensation Committee makes specific recommendations on compensation packages and other terms of employment for our senior executives and non-executive directors and considers recommendations from senior management regarding amendments to existing employee entitlements. In order for the Compensation Committee to make recommendations to the Board of Directors regarding compensation and incentive packages, the Compensation Committee requests that senior management obtain information on behalf of the Compensation Committee in order to assist the Compensation Committee with its decision-making. The Board considers the recommendations of the Compensation Committee and makes the final determination of compensation.
Philosophy
The market for medical device employees is highly competitive and, accordingly, employees in the medical device sector are generally relatively highly compensated, particularly in the United States. It is also well-recognized that companies like HeartWare that are early-stage, pre-revenue companies, have limited clinical experience, are largely dependent on their ability to raise capital in order to remain viable and are perceived by employees to have a significantly higher risk profile than other more established medical device companies. This higher risk profile, combined with fierce competition for employees, creates an environment where attracting and retaining employees is challenging for HeartWare.
We believe that we need to take account of a number of factors when negotiating and determining compensation levels for our executives. For example, we consider the relevant executive’s compensation level prior to joining HeartWare as well as wider medical device industry compensation practices, especially those compensation practices adopted by other development-stage companies. We also consider each executive’s current or anticipated future contribution, responsibilities, previous experience, perceived importance to the Company, work ethic and seniority following commencement with the Company.
In order to confirm the appropriateness of the Company’s compensation practices the Company retained an external consultant in 2007 to assist in reviewing our executives’ compensation. This review, which is discussed below under the heading “—Benchmark Exercise”, was undertaken to enable the Company to compare our executives’ compensation with compensation practices of other medical device companies who are at a similar development stage. Using the benchmark exercise as a guide, we then considered each individual on a case-by-case basis and took into account the factors referred to above as well as years of experience, actual performance, the executives’ role and importance and each individual executives’ compensation and employment history.

While we believe that equity-based compensation is an important financial motivator for our executives, the Board of Directors recognizes that the Company’s risk profile is such that the salary component of each executive’s compensation will continue to constitute a critical component of an executive’s total compensation from an executive’s perspective.
Above all, we believe that that a combination of cash and equity compensation is currently appropriate to ensure that we are able to attract and retain talented executives to manage the business and affairs of the Company, to become a significant player in the growing circulatory assist market and to increase shareholder value. We continue to monitor both our cash and equity compensation approaches to ensure that they are competitive and motivating.
Compensation Objectives and Principles
We believe that our compensation policies and practices are central to our ability to attract and retain our executives, and that this will be especially critical as we transition from a development company to an early-stage manufacturer of implantable circulatory assist devices. Moreover, on a global basis, there are a limited number of individuals with significant and applicable medical device experience, and competition for executives with relevant experience is intense. We also recognize that because the bulk of our facilities are located in the southeastern United States, many potential new executives are forced to consider the additional burden of both travel and relocation into their decision-making process.
During this period of growth and development, we acknowledge that we depend on a concentrated pool of employees who, consequently, are imparted with a wider set of responsibilities and obligations than would normally be expected in larger, more mature organizations. For this reason, the retention of these employees, together with their accumulated knowledge and experiences, are of great importance and directly impact our ability to achieve our corporate objectives in a timely manner.
Our compensation policies are therefore designed to attract, retain and motivate executive officers as well as the entire staff of the organization and to align compensation and related financial incentives with the interests of shareholders.
The key principles of our compensation policies are as follows:
•	offer sufficient rewards to attract and retain executives in light of current employment market conditions in our industry;

•	link rewards for executives to the achievement of corporate goals thereby aligning the interest of our executives and our shareholders;

•	ensure parity in terms of compensation among executives; and

•	assess and reward executives using a variety of measures of performance.
Benchmark Exercise
During 2007, the Company retained Frederick W. Cook & Co., Inc. (“F W Cook”) to examine the compensation practices of a peer group of companies and to compare that data to our senior executives’ compensation. F W Cook is an independent, third party, specialist in United States-based compensation norms.

The exercise included representatives of F W Cook:
•
Meeting with management and selected members of the Board of Directors for the purposes of learning about the Company, its background, historical compensation practices and perceived shareholder views.

•	Collecting and analyzing company-specific background data from management for the purposes of independent analysis.

•
Identifying and examining the compensation practices of a peer group of comparable, publicly traded, development stage, biotechnology and medical device companies located in the United States, and comparing that data to HeartWare’s data.

The analysis undertaken by F W Cook focused on base salaries, annual bonuses, long-term incentives and total “carried—interest ownership”, which is a form of measurement of the equity awards received by each executive during the course of their employment. Carried-interest measures the amount of future increase in value captured by each executive arising through their equity awards and is calculated as the aggregate holding of options and shares plus recent share sales of an executive, divided by the number of Company shares outstanding.
The peer group consisted of 16 publicly traded biotechnology and medical device companies with market capitalizations ranging between approximately US$100 and US$450 million. Because of the nature and scope of the Company’s business, only companies located in the United States were considered. The peer group comprised Aspect Medical Systems, Possis Medical, NeuorMetrix, VNUS Medical Technologies, Tutogen Medical, AtriCure, NMT Medical, NxStage Medical, SenoRx, Artes Medical, Dyax, XTENT, Hansen Medical, Inovio Biomedical, DexCom and Northstar Neuroscience (collectively, “the Peer Group”). In reviewing the compensation data of the Peer Group, F W Cook commented that there would be no impact on the resultant equity compensation benchmarks of the Peer Group if the larger revenue companies were excluded from the Peer Group data. Further, salary and cash benchmarks would be reduced by approximately 5-10% should these larger revenue companies be excluded from the Peer Group calculations.
In summary, the conclusions from the F W Cook review were as follows:
•	Overall, base salaries for Company executives were lower than the median and most executives are almost 10% below the median of the Peer Group.

•
HeartWare has not established an annual cash bonus despite most pre-commercial biotech companies maintaining a common annual bonus structure for their senior executives. HeartWare had pre-established target annual bonus for only 3 executives (i.e., Mr. Godshall, Mr. Rowe and Ms. Foley).

•	Actual 2006 cash compensation (i.e., salary plus bonus) was approximately 10% below median for HeartWare’s eight most highly compensated executives.

•
HeartWare’s senior executives have an aggregate carried-interest ownership that is below the 25th percentile of the Peer Group and the actual value of this ownership is diminished because the Company historically granted premium-priced equity (i.e., equity that is priced higher than the fair market value of the underlying security at the relevant grant date).

Elements of Compensation
Compensation packages are set at levels that are intended to attract and retain executives capable of managing our diverse operations and achieving our strategic objectives in a timely manner.
Base Salary
For the short term, the base salary component is the most significant component in executive compensation. Base salaries are set by reference to the scope of the executive’s responsibilities, the nature of the relevant individual’s role and the extent of the executive’s ongoing contributions to our strategic goals. Other relevant considerations include perceived long-term value to HeartWare, succession planning, retention and the executives’ compensation history.

As noted above, the Company retained F W Cook during 2007 to undertake a benchmark exercise for our senior executives and this included a review of base salaries. The Company then considered the existing base salaries of our named executive officers in light of the information provided by F W Cook, together with the executives’ historical salary level, overall contribution, work ethic, responsibilities, tenure with the Company and other subjective case-by-case factors such as replaceability or the perceived importance of that individual to the Company.
The Company did not attribute any specific weighting to the elements of individual performance or contribution or otherwise adopt any other formal mechanism in its determination of the relevant salary level for the named executive officers. The assessment of each individual, including base salary, was therefore undertaken following consideration of all of the above factors on an aggregated basis with particular emphasize on how the relevant executives’ base salary compared with the Peer Group. Salaries are typically reviewed annually, and it is expected that another benchmark exercise will be undertaken not less than every second year.
The base salary for Mr. Godshall (Chief Executive Officer), Mr. McIntyre (Chief Financial Officer), Mr. LaRose (Chief Scientific Officer), Mr. Rowe (Chief Operating Officer) and Ms. Foley (Vice-President, Clinical & Regulatory Affairs) did not change during 2007 and their base salary will not be re-assessed until late in 2008. No changes were made to the named executive officers’ salaries because each of those executives accept and acknowledge that the Company has limited financial resources at this time and therefore they did not seek, or otherwise request, an increase in their respective base salary levels.
With the exception of Mr. Godshall, the base salary of each of the above named executive officers was approximately 4%-19% less than the equivalent benchmarked position in the Peer Group. Mr. Godshall’s base salary is substantially equivalent to the median base salary of chief executive officers in the Peer Group. Set out below is the relevant benchmark data.

		Base Salary of Peer Group
		25th		75th	Actual Base
		Percentile	Average	Percentile	Salary
Name	Title	($)	($)	($)	($)
Godshall, Doug	CEO	319,000	357,000	371,000	350,000
McIntyre, David	CFO	216,000	239,000	252,000	225,000
LaRose , Jeff	CSO	196,000	227,000	241,000	225,000
Rowe, Dozier	COO	246,000	275,000	359,000	225,000
Foley, Jennifer	VP. Clin & Reg	171,000	203,000	224,000	220,000
The base salary of Ms. Reedy, our former Vice-President, Sales and Marketing, increased from $200,000 to $220,000 on January 2, 2007 in consideration of the change in Ms Reedy’s responsibilities associated with Ms Reedy adopting the role of Vice-President, Sales & Marketing with effect from that date. Ms. Reedy’s salary was not otherwise altered during 2007.
Bonus
Sign-on bonus and performance-based bonuses are an important element of our compensation strategy. These bonuses are used to attract new executives and to reward the achievement of significant corporate milestones in circumstances where this can be linked to the delivery of improved shareholder value, subject to corporate cash flow and general working capital considerations.
We rarely pay sign-on bonuses. We would typically only pay a sign-on bonus when we believe that an upfront payment to an executive would significantly influence that individual’s decision to join the Company. The decision to offer such bonuses generally evolves as part of the employment negotiation process and is dependent on the perceived importance of the relevant appointment, the availability of suitable candidates and the individual qualities and experience of the individual. A sign-on bonus is also beneficial where a potential executive becomes ineligible to receive a bonus at their existing employer if the executive decides to join HeartWare.

In 2007, we hired Ms. Foley to be our new Vice-President, Clinical & Regulatory Affairs with effect from January 2, 2007. Ms. Foley was paid $30,000 as a sign-on bonus immediately following the commencement of her employment. Ms. Foley is a highly experienced and well-regarded clinical specialist who, prior to joining the Company, was one of the most senior executives within Boston Scientific Corporation’s clinical affairs organization where she was responsible for overseeing the execution of clinical trials across nine of that company’s divisions. We agreed to pay this bonus to Ms. Foley because we determined that it was imperative that we attract Ms. Foley to the Company given the Company’s impending expansion of its human clinical trials and in consideration of her extensive experience in the field. The amount of the sign-on bonus was not set by reference to any benchmark or other external source and was determined at the discretion of the Chief Executive Officer and with the consent of the Chairman as being a sufficiently substantive enough inducement for Ms. Foley to join the Company.
The Compensation Committee and the Board of Directors also determined to pay a discretionary bonus on October 31, 2007 in recognition of the Company’s completion of enrolment in its international clinical trial and the filing of its submission with the US Food & Drug Administration for an investigational device exemption for the commencement of human clinical trials in the United States and following due consideration of the overall progress made by the Company since it conducted its previous performance evaluation in June 2006. These accomplishments were achieved through an enormous contribution and personal sacrifice by the Company’s employees and the Board determined that the payment of this bonus was appropriate in the circumstances. As the above bonus was both discretionary and retrospective in nature, there were no objectives established for any of the named executive officers in relation to this bonus.
All of our executives who were employed by us prior to January 1, 2007 and who did not have an established, pre-determined bonus were eligible to receive this discretionary bonus. Those individuals who had a pre-established bonus pursuant to their employment agreement were assessed based on their actual performance relative to the thresholds for that bonus (as set out in their respective employment agreements). For all others, the bonus of each individual executive was determined in conjunction with the benchmark data provided by the F W Cook review together with the outcome of the annual review process. Factors considered also included the employees’ position and rank within the organization, their specific roles and responsibilities and their performance therein.
The executives who received this bonus were:
•	Mr Godshall, who received $71,250;

•	Mr. McIntyre, who received $45,000;

•	Mr. LaRose, who received $45,000;

•	Ms. Foley, who received $30,000; and

•	Mr. Rowe, who received $27,000.

The bonus for Mr. Godshall was determined by Mr. Thomas, Chairman, following due consideration of Mr. Godshall’s actual performance against the pre-agreed milestones as follows:

	Target	Maximum	Actual	Actual
Criteria	%	Bonus	%	Bonus
Completion of capital raise	40%	$30,000	40%	$30,000
Completion of CE Mark Enrollment	20%	15,000	20%	15,000
Submission of the HVAD IDE application	15%	11,250	15%	11,250
Development of a shareholder communication strategy	15%	11,250	10%	7,500
Overall leadership and development of the Company	10%	7,500	10%	7,500

		$75,000		$71,250

Except for Ms. Foley, each of the bonuses paid to our executives was determined by the Chief Executive Officer in his discretion and after taking into account the benchmark data for the Peer Group (see below).

		Bonus as a Percentage of Base Salary
		Peer Group
		25th		75th	Actual Bonus
Name	Title	Percentile	Average	Percentile	Percentage	$
McIntyre, David	CFO	12%	21%	31%	20%	45,000
LaRose , Jeff	CSO	0%	17%	28%	20%	45,000
Rowe, Dozier	COO	17%	22%	30%	12%	27,000
The Chief Executive Officer determined at his discretion that, after taking into account the Company’s limited financial resources, the maximum bonus payable to any named executive would not exceed 20% of the relevant executive’s base salary and notwithstanding that this amount was significantly less than the cash bonuses provided in all cases by the Peer Group.
Mr. McIntyre and Mr. LaRose received the maximum bonus of 20% of base salary in consideration of their exceptional service, performance and commitment to the Company. The bonuses for the remaining executives were then determined by the Chief Executive Officer on a reducing, sliding scale taking into account the relevant executive’s performance and contributions in the preceding fifteen months.
Ms. Foley was paid a bonus of $30,000. The target amount of $30,000 was agreed between the Chief Executive Officer and Ms. Foley during the course of her employment negotiations in late 2006. The bonus was payable provided that the Company filed its investigational device exemption with the US Food & Drug Administration within ninety days of the completion of enrolment in the Company’s international clinical trial. This target was successfully completed and the bonus was therefore paid in full.
No discretionary bonus was paid to Ms. Reedy as, at the time of payment of the bonus, Ms. Reedy had determined to cease her employment with the Company.
Option Awards
We have adopted the HeartWare Limited Employee Share Option Plan, or ESOP. The ESOP is utilized for the purpose of attracting new executives, retention and as a long-term incentive program. We perceive, and the benchmark data from the Peer Group confirms, that it is a generally accepted practice in the medical device industry that potential employers offer senior executives compensation packages that include a significant option component. In line with this perception, we often make an initial grant of options to an incoming senior executive with effect from the commencement of employment, with subsequent “refresher” awards being given at the sole discretion of the Board of Directors. We have offered our Chief Executive Officer an option package roughly equal to 3% of our then-outstanding equity. Other executive officers are granted an initial option package that ranges from 0.75% to 1.5% of our then-outstanding equity, however, specific grants are negotiated on a case-by-case basis that considers a range of employment factors, including specific roles and responsibilities, historical compensation and market information. Compensation packages are often determined and negotiated with the assistance of an independent executive recruiter if one is utilized or, in the absence of the Company using such a recruiter, by reference to salary data sourced from the American Society of Human Resource Management.

In the interest of promoting long-term shareholder value, we have historically granted options that progressively vest in four annual tranches, commencing on the first anniversary of the date of grant. Further, all options granted under the ESOP prior to February, 2007 were granted at a premium to the then-current or fair market value of the underlying security but the Board has discontinued this practice following confirmation from F W Cook that it is common practice in the United States for options to be priced “at market”.
See “—Equity Awards” below for further information on our option awards.
Performance Rights Awards
During 2007, we adopted the HeartWare Limited Performance Rights Plan (“PRP”). The Company adopted the PRP in light of recommendations arising from F W Cook’s compensation review and after taking account of the total carried-interest ownership of our executives compared with the Peer Group.
The PRP is utilized, in conjunction with the ESOP, for the purpose of retaining and incentivizing the Company’s “key employees”, being those employees who the Board of Directors or management considers must be retained by the Company in the medium to long-term. For this reason, the use of the PRP has been selective and has therefore only been made available to 14 employees to date.
See “—Equity Grants” below for further information on our grants of performance rights.
Pensions
All executives receive retirement benefits.
In the United States, our executives are eligible to participate in a 401(k) retirement plan after 90 days of employment. We have not provided matching funds through December 31, 2007 and do not expect to do so for the foreseeable future.
In Australia, we are legally obliged to contribute “superannuation”, at the rate of 9% of the relevant annual gross salary, with respect to each Australian employee. Superannuation is a retirement or pension contribution that is made to a pension fund selected by the employee. The amount is not available to the employee until retirement.
Perquisites and Other Benefits
In the United States, we maintain health, dental and life insurance plans for the benefit of eligible executives. Each of these benefit plans requires the executive to pay a portion of the premium, with the Company paying the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a non-matching, 401(k) retirement plan that is available to all eligible US employees.
Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible executives, and we pay these premiums in full. No other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements, tuition assistance and work-life balance programs are currently made available to any executive.
Some executives may, generally on commencement of employment with us, be required to relocate residences in order to fulfill their job responsibilities. In this case, we negotiate a relocation allowance with the relevant executive on a case-by-case basis, and this allowance may include our making contributions toward the cost of relocation, establishment of housing and utilities, travel and, in rare cases, rental assistance. No such relocation occurred during 2007.

We also provide Blackberry communication devices to various executives at no cost to the executive in circumstances where we consider that it is reasonable to do so.
Equity Grants
We have adopted the ESOP and the PRP that allow us to grant equity to employees and directors. The ESOP is primarily designed to provide employees and directors with the opportunity to participate in our growth and success and to provide an incentive for such participants to have a greater involvement with, and to focus on, our long-term goals. The PRP, which was adopted on November 13, 2007, is designed to provide a distinctive financial incentive for a limited pool of employees who have been identified as key individuals the Company must strive to retain in the medium to long-term. We believe that the use of both the ESOP and the PRP is an important component of executive retention and central to our long-term development.
Each option issued under the ESOP and each performance right granted under the PRP allows the holder to subscribe for and be issued one of our ordinary shares. In accordance with the Company’s ESOP rules (as adopted by shareholders on May 23, 2006), all ESOP options issued after we became listed on the ASX must have an exercise price which is not less than the weighted average sale price of ordinary shares sold during the 5 days (or such other period as our Board may determine) prior to the issue of the ESOP option. Distinct from the ESOP, performance rights granted under the PRP may entitle the holder to acquire one of our ordinary shares with a zero exercise price, provided that relevant performance hurdles are satisfied.
Options and performance rights may generally be exercised after they have vested and prior to the specified expiration date if the applicable exercise conditions are met. The expiration date can be for periods of up to ten years after the grant.
Exercise conditions or performance hurdles, if any, are determined by the Board. Except as set out below, no exercise conditions, other than continued employment, have been applied to any grants of options to executives at this stage. In addition and subject to the approval by the Board, options and performance rights may be exercised at any time if we enter into a scheme of arrangement or a takeover occurs, or if an entity acquires a relevant interest in sufficient number of our ordinary shares to enable them to replace all or a majority of the Board.
There are a number of events that may cause options to lapse under the ESOP or the PRP including, for example, where a performance hurdle is not satisfied or where a participant ceases to be an employee or director, for whatever reason. If we issue our ordinary shares as a share dividend, the number of ordinary shares which an option holder is entitled to receive upon the exercise of the option will be adjusted accordingly.
ESOP options and performance rights granted under the PRP are not listed for quotation on the ASX or any other exchange or market. Options issued under the ESOP and performance rights granted under the PRP are not transferable, except on the death of an employee or during a takeover.
In connection with the benchmark exercise which considered, among other things, the carried-interest ownership of our executives as compared to the Peer Group, F W Cook determined that our top 10 executives have aggregated carried-interest ownership that is below the 25th percentile of the Peer Group. Further, due to the Company’s historical practice of granting premium priced options, this carried-interest ownership was determined to be less valuable than that made available to the Peer Group. The carried-interest ownership of the 10 most senior executives was 6.55% while the Peer Group had carried-interest ownership of 7.20% (25 th percentile), 9.12% (median) or 13.02% (75th percentile).
Further, F W Cook considered the quantum of “refresher” grants of options that a Peer Group executive received based on the relevant tenure of each executive. Following this review, F W Cook recommended that the Company utilize performance rights so as to bring the Company’s executives in line with the carried-interest ownership of executives of the Peer Group and as a means to correct the previous practice of granting premium-priced options. Specifically, F W Cook recommended that the Company grant approximately 3.7 million performance rights to the Company’s top 10 executives with no provision or recommendation for wider grants of performance rights to other employees.

Following due consideration, the Compensation Committee and the Board of Directors exercised their discretion and reduced the quantum of performance rights recommended by F W Cook by approximately 15% with the result that the Company determined to grant not more than 3.15 million performance rights to its “key” employees. The Compensation Committee, based on recommendations of the Chief Executive Officer, allocated the 3.15 million performance rights to 14 key employees, including our named executive officers.
We made the following grants of options during 2007 to our named executive officers:
•
In connection with the appointment of Ms. Foley as Vice-President, Clinical and Regulatory Affairs with effect from January 2, 2007, Ms. Foley was granted 1,000,000 options on commencement of her employment with us and otherwise in accordance with the terms of her employment agreement. The exercise price of these options was AU$1.10, which constituted a 57% premium to the share price at the date of grant, which was AU$0.70.

•
On November 13, 2007, we approved of the grant of up to an aggregate of 1.1 million performance rights under the PRP to our named executive officers. Accordingly, on November 16, 2007, Mr. McIntyre received 400,000 performance rights, Mr. LaRose received 300,000 performance rights and each of Mr. Rowe and Ms. Foley received 200,000 performance rights. Mr. Godshall has been allocated, but not issued, 1.1 million performance rights, and these will only be issued to Mr. Godshall provided shareholders approve such grant (as required by the ASX Listing Rules). The exercise price for the performance rights is zero and the performance rights lapse if they have not vested within 5 years of the grant date. Vesting of the performance rights is subject to the performance hurdles set out below. The share price at the date of grant was AU$0.75.

Vesting of each of the performance rights approved on November 13, 2007 is subject to satisfaction of the following performance hurdles:
•
Vesting for the first tranche, representing 25% of each allotment, occurs on the last to occur of the first anniversary of the grant date, the Company receiving CE mark in Europe, the Company filing its application for Therapeutic Goods Association approval in Australia and the commencement of the Company’s Bridge-to-Transplant trial in the United States.

•
Vesting for the second tranche, representing 25% of each allotment, occurs on the last to occur of the second anniversary of the grant date and the completion of enrollment under the Company’s Bridge-to-Transplant trial in the United States.

•
Vesting for the third tranche, representing 25% of the each allotment, occurs on the last to occur of the third anniversary of the grant date, the Company filing an application for Pre-Market Approval with the United States Food and Drug Administration as a Bridge- to-Transplant therapy and the completion of enrollment under the Company’s Destination Therapy clinical trial in the United States.

•
Vesting for the fourth tranche, representing 25% of the each allotment, occurs on the last to occur of the fourth anniversary of the grant date and the Company completing a human feasibility study for its next generation device, the MVAD.

The Board considers potential options grants to executives upon commencement of employment and as part of our annual employee performance review process with the next contemplated review expected to occur at the end of the 2008 calendar year.

Employment Agreements and Severance Arrangements
All of our named executive officers have employment agreements, including the Chief Executive Officer and the Chief Financial Officer. These contracts do not have a fixed term, and the executives serve on an “at will” basis. The employment agreements of Mr. Godshall, Mr. McIntyre, Mr. Rowe and Ms. Reedy contain provisions that will entitle these executives to certain payments or benefits if their employment is terminated under certain circumstances, including after a “change in control” of the Company occurs.
The material terms of each named executive officer’s employment agreement, and the payments or benefits which the named executive officers would receive under different termination circumstances, are set forth below in “-Employment Agreements” and “-Potential Post-Employment Payments”, respectively.
Material Change
Since December 31, 2007, and except as described herein, there has been no material change to the compensation arrangements of the named executive officers.
Share Ownership
We do not have share ownership guidelines or requirements for employees or directors.
Compensation Components of Named Executive Officers
The following summary compensation table sets forth compensation information for our last 2 fiscal years with regard to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our other 3 most highly compensated executive officers during fiscal 2007 and (iv) one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2007, to whom we refer collectively as the “named executive officers.”
SUMMARY COMPENSATION TABLE
For the Years Ended December 31, 2007 and 2006

										Change in
										Pension
										Value and
										Nonqualified
								Non-Equity		Deferred
							Option	Incentive Plan		Compensation
				Bonus		Stock Awards	Awards	Compensation		Earnings	All Other
Name and Principal		Salary		(1)		(2)	(3)	(4)		(5)	Compensation		Total
Position	Year	($)		($)		($)	($)	($)		($)	($)		($)
Douglas Godshall	2007	350,000		—		—	—	71,250		—	—		421,250
Chief Executive Officer (6)	2006	87,500		75,000	(7)	—	2,217,984	—		—	—		2,380,484

David McIntyre	2007	225,000		45,000		262,717	—	—		—	108,000	(10)	640,717
Chief Financial Officer	2006	186,834		35,000		—	79,367	—		5,003	111,127	(11)	417,331

Dozier Rowe	2007	225,000		27,000		131,358	—	—		—	—		383,358
Chief Operating Officer	2006	147,212		—		—	79,367	—		—	—		226,579

Jeffrey LaRose	2007	225,000		45,000		197,038	—	—		—	—		467,038
Chief Scientific Officer	2006	211,539		45,000		—	79,367	—		—	—		335,906

Jennifer Foley	2007	211,539		30,000		131,358	376,736	30,000	(12)	—	—		779,633
Vice-President, Clinical	2006	—		—		—	—	—		—	—		—
and Regulatory

Jane Reedy	2007	439,231	(13)	—		—	—	—		—	—		439,231
Former Vice President,	2006	200,000		25,000		—	79,367	—		—	—		304,367
Sales and Marketing

(1)
Unless otherwise stated, the amount specified represents a cash bonus paid on October 31, 2007 as part of a Company-wide discretionary bonus in recognition of the completion of enrolment in the Company’s international clinical trials, the filing of an investigational device exemption, or IDE, with the US Food & Drug Administration and the Company’s overall progress since June 2006.

(2)
All performance rights, or stock awards, are issued with an exercise price of nil. The amount referenced is calculated by multiplying the number of stock awards granted by the closing market price of the Company’s stock on the relevant grant date as published by the Australian Securities Exchange. The stock awards were granted on November 16, 2007 when the closing market price was AU$0.745 and was converted using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816. The amount referenced could also have been calculated, and generated the same grant date fair value, using the Black-Scholes valuation model adopting the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(3)
All option awards are issued with an exercise price in AU$. All 2006 amounts were converted using the exchange rate at December 31, 2006 of AU$1.00 = US$0.7913. All 2007 amounts were converted using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816. In each case, the amount referenced is calculated at the relevant grant date using the Black-Scholes valuation model adopting the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(4)	The amounts reported were all paid on October 31, 2007. Further details of these payments are set out under the heading “-Bonus” under the “-Elements of Compensation” above.

(5)
Statutory payments for superannuation (i.e., pension) fund equal to 9% of annual salary. This only applied for the period during 2006 in which Mr. McIntyre was employed in Australia and the amount was converted into US$ using the average exchange rate during the 2006 fiscal year of AU$1.00 = US$0.7580.

(6)
Mr. Godshall commenced employment as Chief Executive Officer of the Company on September 18, 2006 and became director a director of the Company on October 28, 2006. Mr. Godshall does not receive any compensation for his services as a director.

(7)	Represents a sign-on bonus on commencement of employment on September 18, 2006.

(8)
The Board of Directors has determined to grant 1.1 million performance rights to Mr. Godshall with an exercise price of zero. However, the ASX Listing Rules require that all equity grants to Mr. Godshall be first approved by the Company’s shareholders and this approval has not yet been obtained. The Company expects to seek shareholder approval to grant these performance rights to Mr. Godshall on or before May 31, 2008.

(9)
Mr. McIntyre’s base salary includes AU$73,333 paid in Australian dollars while Mr. McIntyre resided in Australia. Amounts were converted into US$ using the average exchange rate during the 2006 fiscal year of AU$1.00 = US$0.7580.

(10)
Includes twelve monthly after-tax payments of approximately US$6,000 (gross cost US$9,000) for the purposes of assisting Mr. McIntyre with the provision of comparative housing, financing of motor vehicles, rental shortfall on his Australian residence and other incremental recurring costs associated with his relocation to the United States.

(11)
Includes a one-time pre-tax payment of $27,750 as a relocation allowance and seven monthly after-tax payments of approximately US$6,000 (gross cost US$9,000) for the purposes of assisting Mr. McIntyre with the provision of comparative housing, financing of motor vehicles, rental shortfall on his Australian residence and other incremental recurring costs associated with his relocation to the United States. As at December 31, 2006, a pre-tax amount of US$80,077 (AU$105,647) has been paid to Mr. McIntyre in this regard. The 2006 amount also includes $3,300 related to the cost of providing a maintained motor vehicle and car parking space during his employment in Australia.

(12)	This amount represents a sign-on bonus on commencement of employment in September 2006.

(13)
Ms. Reedy was our Vice President, Sales and Marketing until September 12, 2007 and resigned all positions with the Company with effect from December 31, 2007.The 2007 compensation includes an accrual for severance recorded in the fiscal year ended December 31,2 007 that will be paid to Ms. Reedy in 2008.

The following table lists all plan-based awards to named executive officers during 2007:
GRANTS OF PLAN-BASED AWARDS
For the Year Ended December 31, 2007

											All Other			Grant Date
											Option Awards:			Fair
											Number of	Exercise or		Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under				Securities	Base Price		Stock and
				Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards				Underlying	of Option		Option
	Action	Grant		(3)			(4)				Options	Awards		Awards
	Date	Date		Threshold	Target	Maximum	Threshold	Target		Maximum	(5)	(6)		(7)
Name and Position	(1)	(2)		($)	($)	($)	(#)	(#)		(#)	(#)	($/sh)		($)
Douglas Godshall Chief Executive Officer	—	—		—	75,000	75,000	—	—	(8)	—	—	—		—

David McIntyre Chief Financial Officer	11/13/07	11/16/07		—	—	—	—	400,000		400,000	—	—		262,717

Dozier Rowe Chief Operating Officer	11/13/07	11/16/07		—	—	—	—	200,000		200,000	—	—		131,358

Jeffrey LaRose Chief Scientific Officer	11/13/07	11/16/07		—	—	—	—	300,000		300,000	—	—		197,038

Jennifer Foley Vice-President,	12/21/06	01/02/07	(9)	—	—	—	—	—		—	1,000,000	0.97	(10)	376,736	(11)
	11/13/07	11/16/07		—	—	—	—	200,000		200,000	—	—		131,358

Jane Reedy Former Vice-President Sales and Marketing	—	—		—	—	—	—	—		—	—	—		—

(1)	This date represents the date on which the Board of Directors resolved to issue the option or stock award.

(2)	This date represents the date on which the option or stock award was entered into the Company’s register of option holders.

(3)	Details of this payment to Mr. Godshall are set out under the heading “-Bonus” under the “-Elements of Compensation” section above.

(4)
The amounts represent the number of shares in the Company expected to be issued to the relevant named executive officer under the Company’s Performance Rights Plan. These stock awards vesting in four equal tranches on satisfaction of various performance hurdles, details of which are set out under the heading “-Equity Grants” above.

(5)	These option awards vest in four equal annual tranches commencing on the first anniversary of the grant date.

(6)	All option awards are issued with an exercise price in AU$ and are converted into US$ using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816.

(7)
With the exception of the option awards granted to Ms. Foley on January 2, 2007, all amounts refer to a grant of performance rights, or stock awards, with an exercise price of nil. The amount referenced in the table is calculated by multiplying the number of stock awards granted by the closing market price of the Company’s stock on the relevant grant date as published by the Australian Securities Exchange. The stock awards were granted on November 16, 2007 when the closing market price was AU$0.745 and was converted using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816. In each case, the amount referenced could also have been calculated, and generated the same grant date fair value, using the Black-Scholes valuation model and adopting the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(8)
The Board of Directors has determined to grant 1.1 million performance rights to Mr. Godshall with an exercise price of zero. However, the ASX Listing Rules require that all equity grants to Mr. Godshall be first approved by the Company’s shareholders and this approval has not yet been obtained. The Company expects to seek shareholder approval to grant these performance rights to Mr. Godshall on or before May 31, 2008.

(9)	In accordance with Ms. Foley’s employment agreement, these options were granted following the commencement of Ms. Foley’s employment with the Company on January 2, 2007.

(10)	The exercise price of these options is AU$1.10 which was converted into US$ using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816.

(11)
Ms. Foley was granted 1,000,000 options with an exercise price of AU$1.10, being the same issue price for the Company’s capital raising that was completed in May 2006. The exercise price was converted into US$ using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816. The amount referenced in the table is calculated at the relevant grant date using the Black-Scholes valuation model using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

Options are granted with exercise prices in Australian dollars (i.e., AU$) and otherwise in accordance with the terms of the Company’s ESOP rules. Performance rights are granted with an exercise price of zero and otherwise in accordance with the terms of the Company’s PRP rules. The exercise price per share (if any) and the calculated Black-Scholes value at grant date per share in the table above has been converted to US dollars using the exchange rate at December 31, 2007 of AU$1.00 = US$.8816. Under the terms of the Company’s ESOP rules, all options issued after we became listed on the ASX must have an exercise price which is not less than the weighted average sale price of our ordinary shares sold during the 5 days (or such other period as our Board may determine) prior to the time of the issuance of the option.
Except as stated below, all options granted under the Company’s ESOP rules to-date, including options granted to named executive officers, vest in four equal annual tranches commencing on the first anniversary of the grant date subject to satisfaction of performance hurdles (if any). The vesting schedule was determined following consultation with the Company’s lawyers, Corrs Chambers Westgarth, and the Company’s corporate advisers, Inteq Limited, in late 2004.
Options granted in November 2007 under the Company’s PRP to the named executive officers vest in four tranches subject to the satisfaction of certain performance hurdles (if any). For further details on these performance hurdles, please see the section titled “-Equity Grants”.
There were no option exercises during 2007 by named executive officers.
The following table summarizes all outstanding equity awards for the named executive officers as of December 31, 2007:
OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2007

	Option Awards					Stock Awards
								Equity
			Equity					Incentive
			Incentive					Plan Awards:	Equity Incentive
			Plan Awards:					Number of	Plan Awards:
	Number of	Number of	Number of			Number of	Market Value	Unearned	Market or Payout
	Securities	Securities	Securities			Shares or	of Shares of	Shares, Units	Value of Unearned
	Underlying	Underlying	Underlying	Option		Units of	Units of	or other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Exercise		Stock That	Stock That	Rights That	Other Rights That
	Options	Options	Unearned	Price	Option	Have Not	Have Not	Have Not	Have Not Vested
	(#	(#	Options	(1)	Expiration	Vested	Vested	Vested	(2)
	Exercisable)	Unexercisable)	(#)	($)	Date	(#)	($)	(#)	(#)
Douglas Godshall (3)	1,395,316			0.97	09/04/16
Chief Executive Officer		4,185,948		0.97	09/04/16
David McIntyre	191,051			0.53	01/31/10			400,000	193,952
Chief Financial Officer	191,051			0.66	01/31/10
		191,051		0.88	01/31/10
		191,051		1.32	01/31/10
	382,102	382,102		0.66	11/30/12
	50,000	150,000		0.97	10/18/16
Dozier Rowe	250,000			1.24	04/20/16			200,000	96,976
Chief Operating Officer		750,000		0.97	10/18/16
	50,000	150,000		0.97	10/18/16
Jeffrey LaRose	1,540,000			0.18	01/31/10			300,000	145,464
Chief Scientific Officer	382,102			0.44	04/27/15
		382,102		0.44	04/27/15
	50,000	150,000		0.97	10/18/16
Jennifer Foley		1,000,000		0.97	01/02/17			200,000	96,967
Vice President, Clinical	50,000	150,000		0.97	10/18/16
and Regulatory Affairs
Jane Reedy		573,153		0.44	04/27/15
Former Vice-President,	50,000	150,000		0.97	10/18/16
Sales and Marketing

(1)	All option awards are issued with an exercise price in AU$ and are converted into US$ using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816.

(2)
Represents the closing market price of the Company’s shares on December 31, 2007 as published by the Australian Securities Exchange (and converted into US$ using the exchange rate at December 31, 2007 of AU$1.00 = US$0.8816) multiplied by the number of stock awards.

(3)
The Board of Directors has determined to grant 1.1 million performance rights to Mr. Godshall with an exercise price of zero. However, the ASX Listing Rules require that all equity grants to Mr. Godshall be first approved by the Company’s shareholders and this approval has not yet been obtained. The Company expects to seek shareholder approval to grant these performance rights to Mr. Godshall on or before May 31, 2008.

Deferred Compensation
We do not have any deferred compensation arrangements.
Employment Agreements
We have entered into employment agreements with all of our named executive officers. These agreements do not have a fixed term of employment.
Employment agreements with our named executive officers generally include certain restrictive covenants, including a confidentiality covenant that will apply during each officer’s employment with us and thereafter. In the case of Mr. Godshall, Mr. McIntyre, Ms. Reedy and Mr. LaRose, their employment contracts include a non-solicitation covenant for the duration of their employment and one year thereafter and a non-competition covenant for the duration of their employment and one year thereafter.
Those named executive officers with a “technical competence” also enter into a Proprietary Information, Confidentiality and Inventions Assignment Agreement whereby the relevant employee, amongst other things, assigns all rights, including all intellectual property rights, to us without further compensation.
Below is a summary of each named executive officer’s employment agreement.
Mr. Doug Godshall, President, Chief Executive Officer and Executive Director
As Chief Executive Officer, Mr. Godshall is responsible for our day-to-day management, as well as for planning and directing all of our policies, objectives and initiatives. Mr. Godshall’s employment agreement was determined and negotiated with the assistance of an executive recruiter, Russell Reynolds Associates, during which process the role and responsibilities, available market data and Mr. Godshall’s previous compensation were considered.
Key elements of Mr. Godshall’s employment agreement include:
•	Annual salary of $350,000.

•	A sign-on bonus of $75,000 paid upon commencement of employment (the sign-on bonus was used as an incentive to persuade Mr. Godshall to join HeartWare as he considered multiple employment offers).

•	An annual performance bonus of $75,000 subject to satisfaction of agreed annual performance criteria (the criteria and quantitative components of such bonus, by percentage, are set forth below).

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.

•
Upon commencement of employment, and pursuant to the terms of his employment agreement, Mr. Godshall was granted 5,581,264 options under our ESOP, with an exercise price of AU$1.10 per share (the number of options equals approximately 3% of the then-outstanding shares of the Company and was based on the Company’s understanding of comparable executive equity packages as confirmed by the Company’s recruitment consultant, Russell Reynolds Associates, and the exercise price per share was equal to the per share price of the Company’s most recent capital raise at the time of grant). Consistent with all our options granted under the ESOP rules, these options vest in four equal annual tranches commencing on the first anniversary of the grant date. This vesting schedule was established following consultation with the Company’s lawyers, Corrs Chambers Westgarth, and the Company’s corporate advisers, Inteq Limited, in late 2004.

Mr. Godshall’s employment agreement does not include a fixed term. Mr. Godshall is entitled to a period of notice on termination in various circumstances, including where we terminate Mr. Godshall’s employment “without cause”. Mr. Godshall does not receive any additional compensation, except as provided above, for his role as an executive director of the Company.
Mr. Godshall’s annual performance bonus, targeted at $75,000, for the year ending December 31, 2008, will be determined based on whether and to the extent the following criteria have been satisfied:

Criteria		% of Bonus
•	Successful completion of initial phase of USE IDE clinical trial.	25%

•	Receipt of CE Marking in Europe.	15%

•	Advance MVAD to next development milestone.	10%

•	Implement branding and product differentiation strategy.	5%

•	Train and stock 20 sites in the United States.	10%

•	Develop corporate financing opportunities.	25%

•	Develop global marketing strategy.	10%
The above objectives for Mr. Godshall were discussed, negotiated and agreed by Mr. Godshall and Mr. Thomas, Chairman of the Company. Mr. Thomas provided his initial suggestions on the objectives to Mr. Godshall and then the appropriateness of these objectives, and their respective weightings, were agreed by Mr. Thomas and Mr. Godshall following a series of discussions and communications. The objectives and their respective weightings were then approved by the Board of Directors.
Mr. David McIntyre, Chief Financial Officer and Company Secretary
As Chief Financial Officer and Company Secretary, Mr. McIntyre is responsible for directing our financial, taxation, compliance (non-clinical), legal and company secretarial functions.
Until April 30, 2006, Mr. McIntyre resided in Sydney, Australia and traveled frequently to the United States. As of May 1, 2006, Mr. McIntyre has temporarily relocated to our operations facility located in Miramar, Florida, in order to assist with, among other things, the management of our growth and development.
Mr. McIntyre has an Australian employment agreement with HeartWare Limited that has been temporarily suspended as of April 30, 2006. Key elements of this agreement include:

•	Annual salary of AU$220,000.

•	Superannuation calculated at the statutory rate of 9% per annum.

•	Provision of one car parking space and a maintained motor vehicle.

•
Upon commencement of employment, and pursuant to the terms of his employment agreement, Mr. McIntyre was granted an aggregate of 764,204 options under the ESOP, with exercise prices between AU$0.60 and AU$1.50 per share. The number of options granted in this regard was approximately equal to 0.75% of the Company’s issued capital at the relevant time and was negotiated and agreed with Mr. McIntyre prior to the commencement of his employment. Consistent with all our options granted under the ESOP rules, these options vest in four equal annual tranches commencing on the first anniversary of the grant date. This vesting schedule was established following consultation with the Company’s lawyers, Corrs Chambers Westgarth, and the Company’s corporate advisers, Inteq Limited, in late 2004.

Mr. McIntyre’s employment agreement does not contain a fixed term and may be terminated by either party on 3 months’ notice. This employment agreement, including all accrued but unpaid leave entitlements, will resume upon Mr. McIntyre’s return to Australia.
While serving us in the United States, and with effect from May 1, 2006, Mr. McIntyre is subject to a service agreement with HeartWare, Inc. The arrangements with Mr. McIntyre, including relocation benefits, were determined following a detailed external, independent review. This review, which was conducted by Ernst & Young, compared host country (Miami, Florida) and home country (Sydney, Australia) relativities incorporating a net income comparison, spending and housing cost differentials as well as standards of living comparatives. In addition, market data provided by recognized relocation experts were also assessed and consideration was given to the additional financial burden associated with an international relocation including, among other things, consideration of the loss of income for Mr. McIntyre’s spouse as a certified practicing accountant. Set out below is an overview of the key elements of this service agreement:
•	Annual salary of $225,000.

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.

•	Relocation benefits as follows:

A one-time pre-tax relocation allowance of $27,750 upon commencement of assignment in the United States in April 2006. The allowance is provided to assist Mr. McIntyre with meeting out-of-pocket expenses that were incurred on relocation to the United States, such as installation and purchase of electrical appliances, house cleaning, telephone installation etc, together with associated costs of leaving Australia (termination of services etc).

A monthly after-tax payment of approximately $6,000, with a gross cost to us of $9,000, for the purposes of assisting Mr. McIntyre with the provision of comparative housing, financing of motor vehicles, rental shortfall on his Australian residence and other incremental recurring costs associated with his relocation to the United States.

In addition, we have adopted an international relocation policy pursuant to which Mr. McIntyre’s family is entitled to one return trip to Australia following each year of completed service in the United States. Further, Mr. McIntyre and his spouse are entitled to a return flight to Australia in the event of a death in their respective families.
Mr. McIntyre’s service agreement does not contain a fixed term and may be terminated by either party at will.

Mr. Dozier Rowe, Chief Operating Officer
As Chief Operating Officer, Mr. Rowe is responsible for our manufacturing and operational processes including final product development, assembly methods, plant layout, workflow and workforce utilization. Mr. Rowe has an employment agreement with us. Set out below are the key elements of the terms of his employment agreement:
•	Annual salary commenced at $205,000 and was revised to $225,000 on the completion of a ninety-day review.

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.

•
Upon commencement of employment, Mr. Rowe was granted 1,000,000 options under our ESOP, with an exercise price of AU$1.41 per share. The number of options granted to Mr. Rowe was negotiated with him following recommendations made to the Company by its recruitment consultant, Russell Reynolds Associates. Consistent with all our options granted under the ESOP rules, these options vest in four equal annual tranches commencing on the first anniversary of the grant date. This vesting schedule was established following consultation with the Company’s lawyers, Corrs Chambers Westgarth, and the Company’s corporate advisers, Inteq Limited, in late 2004.

Mr. Rowe’s employment agreement does not contain a fixed term and may be terminated by either party at will.
Ms. Jeffrey LaRose, Chief Scientific Officer
As Chief Scientific Officer, Mr. LaRose is responsible for technology and intellectual property development.
Mr. LaRose has an employment agreement with HeartWare, Inc., the material terms of which are set out below:
•	Annual salary of $225,000.

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.
Mr. LaRose’s employment agreement does not contain a fixed term and may be terminated by either party at will.
Ms. Jennifer Foley, Vice-President, Clinical & Regulatory Affairs
As Vice-President, Clinical & Regulatory Affairs, Ms. Foley is primarily responsible for the conduct of the Company’s clinical trials.
Ms. Foley has an employment agreement with HeartWare, Inc., the material terms of which are set out below:
•	Annual salary of $220,000.

•
A sign-on bonus of $30,000 paid upon commencement of employment (the sign-on bonus was used as an incentive to persuade Ms. Foley to join HeartWare and in light of the limited availability of senior executives with extensive clinical experience).

•
A one-off bonus of $30,000 subject to the Company filing an investigational device exemption with the US Food and Drug Administration within ninety days of the completion of enrolment of our international clinical trial.

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.
Ms. Foley’s employment agreement does not contain a fixed term and may be terminated by either party at will.
Ms. Jane Reedy, Former Vice President, Clinical and Marketing
Ms. Reedy was our Vice President, Sales and Marketing until September 12, 2007, in which position she was responsible for global sales and marketing and for managing reimbursement systems in domestic and international markets.
Ms. Reedy had an employment agreement with us, the material terms of which were as follows:
•	Annual salary of $220,000.

•	A one-time payment of $40,000 as a sign-on bonus upon commencement of her employment, which bonus was paid in May 2005.

•	Full participation in our employee benefits program, including life and disability insurance (short and long term), health and group dental.

•
Upon commencement of her employment, Ms. Reedy was granted 1,146,306 options under our ESOP, with an exercise price of AU$0.50 per share. The number of options granted to Ms. Reedy was agreed following protracted negotiations between Ms. Reedy and the Company. Ms. Reedy had been acting as a consultant to the Company for an extended period of time and was able to negotiate a higher number of options as a result. Consistent with all our options granted under the ESOP rules, these options vest in four equal annual tranches commencing on the first anniversary of the grant date. This vesting schedule was established following consultation with the Company’s lawyers, Corrs Chambers Westgarth, and the Company’s corporate advisers, Inteq Limited, in late 2004.

For more information, see “—Non-Continuing Named Executive Officers” below.
Potential Post-Employment Payments
Under the employment agreements we have with our named executive officers, each is entitled to certain compensation from us in the event that his or her employment is terminated. The amount of compensation that each named executive officer would be entitled to receive depends on the circumstances in which the employment is terminated and the relevant terms of the individual named executive officer’s employment agreement.
One or more of our named executive officers are entitled to post-termination benefits if their employment is terminated in one or more of the following circumstances:
•	by the Company without cause;

•	by the executive for “good reason”;

•	upon death or disability; and

•	following a change in control.

The following sections discuss the estimated benefits that our named executive officers would receive as of December 31, 2007 in each of these termination circumstances, as applicable. The calculations set forth below are intended to provide reasonable estimates of the potential benefits are based on a number of assumptions and may not represent the actual amount a named executive officer would receive if the executive’s employment is terminated in any of these circumstances.
Termination Without Cause
If we terminate the employment of a named executive officer without cause, then that executive is entitled to receive his or her then-current base salary for 6 months following the date of termination. The above applies to each of our named executive officers except Mr. LaRose and Ms. Foley, who are not entitled to any further compensation if they are terminated without cause.
The following additional terms also apply to the named executive officers referred to below if we terminate their employment without cause:
For Mr. Godshall, he is also entitled to:
•	a further 3 months notice in writing of such termination or payment of 3 months’ salary in lieu of notice;

•	the continuation of all benefits provided to him and his family for 6 months following the date of termination; and

•
the acceleration of a pro-rata portion of the options that would otherwise vest on the next anniversary of Mr. Godshall’s commencement date with the Company following the date of termination, calculated by multiplying the relevant number of options that would otherwise vest by a fraction, the numerator of which is the number of months Mr. Godshall has worked since the most recent anniversary of Mr. Godshall’s commencement date and the denominator of which is 12.

•
For Mr. McIntyre, he is also entitled to payment for the reasonable costs of relocating him and his family from Miami to Sydney unless he accepts a new position with another employer that covers his relocation expenses, in which case the Company shall pay the excess of his relocation benefit over the expenses actually paid by such new employer.

Termination for Good Reason
If either of Mr. Godshall or Mr. McIntyre terminates his employment for “good reason” (as defined in his employment agreement), the executive shall be entitled to receive the same benefits as are set out under the heading “Termination Without Cause” above.
If Mr. Rowe terminates his employment for “good reason” (as defined in his employment agreement), he shall be entitled to receive his then-current base salary for 6 months following the date of termination of his employment.
The following table shows the potential payments to each named executive officer if his or her employment was terminated without cause or for good reason as of December 31, 2007.

Termination Without Cause and Termination for “Good Cause"

		Payment
	Severance	in Lieu	Share Options
	Payment	of Notice ($)	($)	Benefits ($)
Name	($)	(1)	(2)	(3)	Relocation ($)		Total ($)
Douglas Godshall	175,000	87,500	119,406	5,342	—		387,248

David McIntyre	166,500	—	—	—	67,750	(4)	234,250

Dozier Rowe	112,500	—	—	—	—		112,500

(1)	Assumes that the Company elects to make a payment in lieu of notice to the named executive officer instead of providing written notice of termination.

(2)
Represents the Black-Scholes value of share options calculated as at the grant date using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(3)	Represents the cost to the Company of benefits for the named executive officer and his family.

(4)	Represents the estimated cost to relocate Mr. McIntyre and his family from Florida to Australia.
Death or Disability
Except for Mr. Godshall, none of our named executive officers have specific provisions in their employment agreements that govern termination in the event of death or disability.
For Mr. Godshall, the following provisions apply:
•
If Mr. Godshall becomes incapacitated such that, in the opinion of an independent physician, the incapacitation prevents Mr. Godshall from performing his duties for 3 consecutive months or 3 months in aggregate in any twelve month period, then Mr. Godshall shall be entitled to receive his salary and health insurance benefits for 3 months following termination, and Mr. Godshall’s options shall accelerate in the manner specified above under the heading “Termination Without Cause”.

•	Upon Mr. Godshall’s death, his estate shall be entitled to receive the benefits as set out under the heading “Termination Without Cause” above.
The following table shows the potential payments to Mr. Godshall if his employment was terminated in the event of death or disability, as of December 31, 2007.

	Death					Disability
		Payment in	Share				Share
	Severance	Lieu of	Options	Benefits		Severance	Option	Benefits
	Payment	Notice	(1)	(2)	Total	Payment	(3)	(4)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Douglas Godshall	175,000	87,500	119,406	5,342	387,248	87,500	119,406	2,671	209,577

(1)
Represents the Black-Scholes value of share options calculated as at the grant date using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(2)	Represents the cost to the Company of benefits for the named executive officer and his family.

(3)
Represents the Black-Scholes value of share options calculated as at the grant date using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

(4)	Represents the cost to the Company of benefits for the named executive officer and his family.
Change of Control
Our employment agreements with each of Mr. McIntyre and Mr. Rowe contain certain provisions that apply if the employment of these executives is terminated following a “change of control”. The payments or benefits these executives shall be entitled to receive are in addition to those that the named executive officer would otherwise be entitled to receive if his employment were terminated under the same circumstance but for the change in control having occurred.
For Mr. McIntyre, if his employment is terminated by the Company without cause following a “change in control” and the Company does not provide him with 3 months notice of the termination, then he shall be entitled to a payment equal to an additional 3 months base salary. These provisions are in addition to the benefits that Mr. McIntyre would otherwise receive if his employment was terminated without cause by the Company.
For Mr. Rowe, if his employment is terminated by the Company without cause or if he terminates his employment for good reason, and if such termination occurs within twelve months following the change in control, then all his options held by the executive on the date of and immediately prior to the transaction constituting the change in control and that would have vested on or before the date which is twelve months after the date on which the change in control occurs shall vest and be immediately exercisable.
Under each of the relevant employments agreements, a “change of control” occurs if:
•	a person or entity becomes the owner, directly or indirectly, of more than fifty percent of the Company’s voting power (except by way of a merger, consolidation or similar transaction);

•
there is a merger, consolidation or similar transaction where the Company’s existing shareholders do not own, directly or indirectly, more than fifty percent of the Company’s voting power of the surviving entity in a merger, consolidation or similar transaction (except where these circumstances arise in the context of a public offering); or

•	there is a consummated sale, lease, exclusive license or other disposition of the Company’s consolidated assets.
The following table shows the potential incremental payments or benefits to each of Mr. McIntyre and Mr. Rowe if his employment was terminated by the Company for cause or by the named executive officer for good reason following a change of control, as of December 31, 2007.
Change of Control (1)

		Payment
	Severance	in Lieu of	Share
	Payment	Notice	Options (2)	Benefits	Relocation	Total
Name	($)	($)	($)	($)	($)	($)
David McIntyre	—	83,250	—	—	—	83,250
Dozier Rowe	—	—	92,886	—	—	92,886

(1)
The benefits referred to above are the incremental benefits the named executive officer would receive upon a change of control in the event of a termination without cause or a termination for good reason, which are separately disclosed in a table preceding the above table.

(2)
Represents the Black-Scholes value of share options calculated using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

Non-Continuing Named Executive Officers
Our former Vice-President, Sales & Marketing, Ms. Reedy ceased her role as Vice-President, Sales & Marketing in September 2007 but remained employed by the Company until December 31, 2007.
The Company and Ms. Reedy entered into an agreement on September 12, 2007 under which Ms Reedy would continue to be employed by the Company until December 31, 2007 at which time Ms. Reedy would resign all positions with the Company. Under this agreement, we agreed to pay Ms. Reedy a severance payment equal to twelve months salary, or $220,000, plus applicable payroll taxes.
DIRECTOR COMPENSATION
The following table sets out total compensation for the year ended December 31, 2007 to our non-executive directors. Executive directors do not receive compensation for their service as directors.
DIRECTOR COMPENSATION (1)

							Change in Pension
							Value and
							Nonqualified
		Fees					Deferred
		Earned or				Non-Equity	Compensation
		Paid in	Stock	Option		Incentive Plan	Earnings	All Other
	Year Ended	Cash	Awards	Awards		Compensation	(2)	Compensation	Total
Name and Position	December 31,	($)	($)	($)		($)	($)	($)	($)
Robert Thomas	2007	100,608	—	—		—	9,055	—	109,663
Chairman
Seth Harrison, M.D.	2007	83,840	—	—		—	7,546	—	91,386
Deputy Chairman
Dr. Christine Bennett	2007	50,304	—	—		—	4,527	—	54,831
Non-executive director
Dr. Denis Wade	2007	—	—	—		—	54,831	—	54,831
Non-executive director
Robert Stockman (3) Non-executive director	2007	—	—	67,720	(4)	—	—	—	67,720

(1)	All amounts paid to directors are denominated in AU$ and are converted into US dollars using the average exchange rate for fiscal 2007 of AU$1.00 = US$0.8384.

(2)
Statutory contributions of 9% of fees to a superannuation fund (i.e., pension) for Australian directors only. These amounts are paid in AU$ and are converted into US dollars using the average exchange rate for fiscal 2007 of AU$1.00 = US$0.8384.

(3)
Mr. Stockman was appointed to the Board of Directors as of December 11, 2006 and has not received any director’s fees during 2006 or 2007. Mr. Stockman will commence receiving directors’ fees with effect from January 1, 2008 at the rate of $60,000 per annum.

(4)
Mr. Stockman was granted 200,000 options on July 26, 2007 with an exercise price of AU$0.75. The amount in the table represents the Black-Scholes value of these share options calculated using the assumptions described in Note 3 and Note 12 of the Notes to Consolidated Financial Statements included in our audited Consolidated Financial Statements for the fiscal years ended December 31, 2007, 2006 and 2005 appearing elsewhere in this document.

Compensation Components
The compensation for our non-executive directors was determined in late 2004 in consultation with our corporate advisers and by reference to what the Board of Directors then understood to be comparable levels of compensation for similar entities in the life sciences and/or biotechnology industries in Australia. Consideration was given to the size of companies, the stage of companies (i.e., whether such companies were pre- or post-revenue) and whether or not comparable companies were publicly held. The Company did not undertake a formal study or rely on specific benchmarking data in setting director compensation. Compensation is paid to non-employee, or non-executive, directors only, and employee or executive directors do not receive any additional compensation for their directorships.
In the 3 year period since our ordinary shares have been listed on the ASX, the compensation of our directors has not changed or otherwise increased. In addition and except for an initial grant of options to Mr. Stockman on July 26, 2007, no incremental equity participation has been afforded to directors in this period. A review of the performance of individual directors has not been undertaken.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of four non-executive directors: Mr. Thomas (Chairman), Dr. Harrison, Dr. Wade and Dr. Bennett. None of the members of the Compensation Committee is a former officer or employee of the Company, except that (1) Dr. Harrison previously acted as Chief Executive Officer of the Company’s subsidiary, HeartWare, Inc., prior to its acquisition by the Company in January 2005 and (2) Dr. Harrison was Acting Chief Executive Officer of HeartWare, Inc. between July 2003 and November 2004 and was not paid any compensation for the services that he rendered in this regard. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our board of directors or compensation committee.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth, as of January 31, 2008, information regarding beneficial ownership of our ordinary shares by the following:
•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying options that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal shareholders. Except as otherwise indicated, we believe that the beneficial owners of the ordinary shares listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.
Unless otherwise indicated, we deem ordinary shares subject to options that are exercisable within 60 days of January 31, 2008 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

As of January 31, 2008, there were 248,100,277 ordinary shares outstanding.

			Percent of
	Number of Shares		Shares
Name and Address of Beneficial Owner	Beneficially Owned		Outstanding
5% Shareholders
Apple Tree Partners I, L.P.	93,093,958	(1)	38%
501 Kings Highway East, E-1 Fairfield, Connecticut 08625

Muneer A. Satter	20,350,000		8%
71 S. Wacker Drive, Suite 500 Chicago, IL 60606

Pequot Capital Investors	12,662,135		5%
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880

Directors and Named Executive Officers
Robert Thomas	3,431,153	(2)	1%
Dr. Seth Harrison	93,093,958	(3)	38%
Dr. Denis Wade	1,258,333	(4)	1%
Dr. Christine Bennett	250,000	(5)	*
Robert Stockman	500,000		*
Douglas Godshall	1,495,621	(6)	1%
David McIntyre	1,415,357	(7)	*
Jeffrey LaRose	1,972,102	(8)	1%
Dozier Rowe	310,000	(9)	*
Jane Reedy	623,152	(10)	*
Ramon Paz	182,500	(11)	*

James Schuermann	—		*
Jennifer Foley	250,000	(12)	*
Barry Yomtov	75,000	(13)	*

All directors and executive officers as a group (14 persons)	104,857,176	(14)	42%

*	Indicates less than 1%

(1)	Includes 1,505,176 shares issuable as of December 31, 2007 upon conversion of a convertible note.

(2)	Includes 1,073,153 shares subject to options exercisable within 60 days of January 31, 2008 and 1,350,000 shares held in trust.

(3)
Represents shares held by Apple Tree Partners I, L.P., the Company’s largest shareholder. Dr. Harrison is Managing General Partner in Apple Tree Partners I, L.P. Dr. Harrison disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)	Represents 1,008,333 shares held by a family trust and 250,000 shares subject to options exercisable within 60 days of January 31, 2008.

(5)	Represents shares subject to options exercisable within 60 days of January 31, 2008.

(6)	Includes 1,395,316 shares subject to options exercisable within 60 days of January 31, 2008.

(7)	Represents 1,387,357 shares subject to options exercisable within 60 days of January 31, 2008 and 28,000 shares held by Mr. McIntyre’s spouse.

(8)	Represents shares subject to options exercisable within 60 days of January 31, 2008.

(9)	Includes 300,000 shares subject to options exercisable within 60 days of January 31, 2008.

(10)	Represents shares subject to options exercisable within 60 days of January 31, 2008.

(11)	Includes 167,500 shares subject to options exercisable within 60 days of January 31, 2008.

(12)	Represents shares subject to options exercisable within 60 days of January 31, 2008.

(13)	Represents shares subject to options exercisable within 60 days of January 31, 2008.

(14)	Includes 8,751,913 shares subject to options exercisable within 60 days of January 31, 2008.
Certain Relationships and Related Transactions, and Director Independence
Since January 2004, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, except that in January 2005, we issued a convertible note in the principal amount of $1.3 million to Apple Tree Partners I, L.P., our largest shareholder, which note remains outstanding.
Corporate Governance
Our Board of Directors currently consists of six (6) members: Mr. Thomas, Dr. Harrison, Mr. Godshall, Dr. Bennett, Dr. Wade and Mr. Stockman. Our Board of Directors has determined that all of our directors, other than Dr. Harrison and Mr. Godshall, are “independent” within the meaning of applicable NASDAQ Global Select Market listing standards. In addition to being a member of our Board of Directors, Dr. Harrison is also the managing general partner of Apple Tree Partners I, L.P., which owned 37% of the outstanding voting shares of the Company as of December 31, 2007.
Policies and Procedures for Review and Approval of Related Party Transactions
We have not adopted formal written policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. However, we are subject to the Corporations Act and the listing requirements of the ASX. Chapter 10 of the ASX Listing Rules includes provisions related to acquisitions or disposals of substantial assets to related parties, purchases of securities by related parties, payments to directors and termination of benefits as they related to transactions with persons in a position of influence. Furthermore, Chapter 2E of the Corporations Act requires public companies to seek shareholder approval where a financial benefit is to be provided to a related party except for certain circumstances such as arm’s lengths transactions, reasonable compensation and standard benefits.
Principal Accounting Fees and Services
The Audit Committee of the Board of Directors has appointed Grant Thornton (Grant Thornton NSW in Australia and Grant Thornton LLP in the United States) as our independent auditors for its fiscal year ending December 31, 2007. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular firm of independent auditors the Audit Committee takes into account the views of management.

Fees billed by Grant Thornton in 2007 and 2006 are as follows:

	2007	2006
Audit Fees [1]	$220,885	$198,454
Other Advisory Fees [2]	24,164	4,548
Tax Fees [3]	16,402	5,685

	$261,451	$208,687

[1]	Audit fees are fees on an accrual basis for professional services rendered in connection with our annual audit, interim reviews, statutory filings and registration statements.

[2]	Other Advisory fees include services related to assistance with compliance with regulatory requirements and other services.

[3]	Tax fees are fees for tax services related to tax compliance, tax planning and tax advice.
Audit Committee’s pre-approval policy
It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent auditors. In situations where it is not possible to obtain full Audit Committee approval, the Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Grant Thornton’s services for 2007 and 2006 and, in doing so has considered whether the provision of such service is compatible with maintaining independence.

Glossary

AEST	Australian Eastern Standard Time.

Annual General Meeting	means the proposed meeting of all Shareholders at the offices of Grant Thornton, Level 17, 383 Kent Street, Sydney NSW 2000 on 9 May 2008 commencing at 10.30am, AEST.

Annual Report	means the Company’s Annual Report for the year ended 31 December 2007, as released to the ASX on 29 February 2008.

Audit Committee	means the Audit & Compliance Committee of the Board.

Associate	has the meaning given to it by section 11 and sections 13 to 17 of the Corporations Act. Section 13 is to be applied as if it was not confined to associate references occurring in Chapter 7 of the Corporations Act.

ASX	means ASX Limited (ACN 008 624 691).

Board	means the board of Directors of the Company from time to time.

Company or HeartWare	means HeartWare Limited (ACN 111 970 257).

Compensation Committee	means the Nomination & Remuneration Committee of the Board.

Corporations Act	means the Corporations Act 2001 (Cth).

Directors	means the directors of the Company from time to time.

Entitlement Time	7.00 p.m. (AEST) on Wednesday, 7 May 2008

Exchange Act	means the Securities Exchange Act of 1934, as amended, of the United States.

HeartWare Performance Rights Plan	means the performance rights plan approved by the Board on 13 November 2007.

Listing Rules	means the ASX Listing Rules.

Performance Right	means a right to acquire a Share in the Company pursuant to the HeartWare Performance Rights Plan.

Resolutions	means the resolutions set out in the Notice of Annual General Meeting and Resolution means any one of them, as the context requires.

SEC	means the Securities and Exchange Commission of the United States.

Share	means a fully paid ordinary share in the capital of the Company.

Shareholder	means a holder of a Share in the Company.

PROXY FORM HeartWare Limited ABN 34 111 970 257 Proxy Solicited by the Board of Directors for the Annual General Meeting 2008 Proxy Form All correspondence to: Registries Limited P O Box R67 Royal Exchange, Sydney NSW 1223 Enquiries: 61 2 9290 9600 Facsimile: 61 2 9279 0664 www.registries.com.au registries@registries.com.au Appointment of Proxy If appointing a proxy to attend the Annual General Meeting on your behalf, please complete the form and submit it in accordance with the directions set out in this form. I/We being a shareholder/shareholders of HeartWare Limited pursuant to my/our right to appoint not more than two proxies, appoint The Chairman of the OR Write here the name of Meeting _____ the person you are (mark with an “X”) appointing if this person is someone other than the Chairman of the Meeting. or failing him/her _____ Write here the name of the other person you are appointing. or failing him/her (or if no proxy is specified above), the Chairman of the meeting, as my/our proxy to act generally at the Annual General Meeting on my/our behalf and to vote for me/us and on my/our behalf in accordance with the following directions (or if no directions have been given, as the proxy sees fit)at the Annual General Meeting to be held at the offices of Grant Thornton, Level 17, 383 Kent Street, Sydney NSW 2000 on 9 May 2008 at 10:30 am and at any adjournment of that meeting. This proxy is to be used in respect of of the ordinary shares I/we hold. % The Chairman of the Meeting intends to vote all valid undirected proxies in favour of each item of business. Voting directions to your proxy — please mark to indicate your directions RESOLUTION _____ For _____ Against _____ Abstain* 1. Adoption of the Remuneration Report 2. Re-Election of Dr. Christine Bennett as a Non-Executive Director 3. Re-Election of Mr. Robert Thomas as a Non-Executive Director 4. Grant of Performance Rights to Mr. Douglas Godshall * If you mark the Abstain box for a particular item, you are directing your proxy not to vote on your behalf on a show of hands or on a poll and your votes will not be counted in computing the required majority on a poll. PLEASE SIGN HERE This section must be signed in accordance with the instructions overleaf to enable your directions to be implemented. Executed in accordance with section 127 of the Corporations Act: Individual or Shareholder 1 Joint Shareholder 2 Joint Shareholder 3 —— —— —— Sole Director & Sole Company _____ Director _____ Director / Company Secretary Secretary Dated this _____ day of 2008

Annual General Meeting	HeartWare Limited
Proxy Form	ABN 34 111 970 257
INSTRUCTIONS FOR COMPLETING PROXY FORM
1.
Your pre-printed name and address is as it appears on the share register of HeartWare Limited. If you are Issuer Sponsored and this information is incorrect or incomplete (i.e. J Jones, ABC Company etc), please make the correction on the form and return it to Registries Limited at the address shown below duly signed. Security holders sponsored by a broker on the CHESS subregister should advise their broker of any changes. Please note that you cannot change ownership of your securities using this form.

2.
Completion of a proxy form will not prevent individual shareholders from attending the Annual General Meeting in person if they wish. Where a shareholder completes and lodges a valid proxy form and attends the Annual General Meeting in person, then the proxy’s authority to speak and vote for that shareholder is suspended while the shareholder is present at the Annual General Meeting.

3.
A shareholder of the Company entitled to attend and vote is entitled to appoint not more than two proxies. Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the shareholder’s voting rights. If the shareholder appoints two proxies and the appointments do not specify this proportion, each proxy may exercise half of the votes. Fractions of votes will be disregarded.

4.	A proxy need not be a shareholder of the Company.

5.
If you mark the abstain box for a particular item, you are directing your proxy not to vote on that item on a show of hands or on a poll and that your shares are not to be counted in computing the required majority on a poll.

6.
If a representative of a company shareholder is to attend the Annual General Meeting, a properly executed original (or certified copy) of the appropriate “Certificate of Appointment of Corporate Representative” should be produced for admission to the Meeting. Previously lodged “Certificates of Appointment of Corporate Representative” will be disregarded by the Company.

7.
If a representative as Power of Attorney of a shareholder is to attend the Annual General Meeting, a properly executed original (or certified copy) of the appropriate Power of Attorney should be produced for admission to the Annual General Meeting. Previously lodged Powers of Attorney will be disregarded by the Company.

8.	Signing Instructions

You must sign this form as follows in the spaces provided:

Individual:	Where the holding is in one name, the holder must sign.

Joint Holding:	Where the holding is in more than one name, all of the shareholders should sign.

Power of Attorney:	If you are signing under a Power of Attorney, you must lodge an original or certified photocopy of the appropriate Power of Attorney with your completed Proxy Form.

Companies:	Where the company has a Sole Director who is also the Sole Company Secretary, this form must be signed by that person.

If the company (pursuant to section 204A of the Corporations Act 2001) does not have a Company Secretary, a Sole Director can also sign alone.

Otherwise this form must be signed by a Director jointly with either another Director or a Company Secretary. Please indicate the office held by signing in the appropriate place.
9.	Lodgement of a Proxy

This Proxy Form (and any Power of Attorney under which it is signed) must be received at the address below not later than 10.30am on Wednesday, 7 May 2008 (48 hours before the commencement of the meeting). Any Proxy Form received after that time will not be valid for the scheduled meeting.

Hand deliveries:	Registries Limited
Level 7
207 Kent Street
Sydney NSW 2000

Postal address:	Registries Limited
PO Box R67
Royal Exchange NSW 1223

Fax number:	+ (61 2) 9279 0664